Exhibit 2.1

Agreement and Plan of Merger

by and among

INFILTRATOR WATER TECHNOLOGIES ULTIMATE HOLDINGS, INC.
(a Delaware corporation),

ADVANCED DRAINAGE SYSTEMS, INC.
(a Delaware corporation),

OCEAN SUB, INC.
(a Delaware corporation)

and

2461461 ONTARIO LIMITED
(an Ontario corporation)

July 31, 2019

COMPANY SCHEDULES
Accounting Principles Schedule
Affiliated Transactions Schedule
Authorization Schedule
Bank Accounts Schedule
Bonus Amount Schedule
Brokerage Schedule
Capitalization Schedule
Compliance with Laws Schedule
Contracts Schedule
Customers and Suppliers Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Environmental Matters Schedule
Estimated Closing Cash Proceeds Schedule
Financial Statements Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
International Trade Compliance Schedule
Leased Real Property Schedule
Litigation Schedule
Optionholders Schedule
Owned Real Property Schedule
Permits Schedule
Permitted Liens Schedule
Product Warranty Schedule
Stockholders Schedule
Subsidiary Schedule
Taxes Schedule
Transaction Expenses Schedule
Transfer Tax Schedule
Undisclosed Liabilities Schedule
Working Capital Schedule

v

EXHIBITS
Exhibit A	‑	Certificate of Merger
Exhibit B	‑	Form of Escrow Agreement
Exhibit C	‑	Form of Letter of Transmittal
Exhibit D	‑	Rules of Engagement for Valuation Firm
Exhibit E	‑	Form of Non‑U.S. Real Property Holding Corporation Status Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 31, 2019, is made by and among Infiltrator Water Technologies Ultimate Holdings, Inc., a Delaware corporation (the "Company"), Advanced Drainage Systems, Inc., a Delaware corporation (the "Purchaser"), Ocean Sub, Inc., a Delaware corporation and wholly‑owned subsidiary of the Purchaser (the "Merger Sub"), and 2461461 Ontario Limited, an Ontario corporation (the "Representative"), as representative for the Stockholders and Optionholders.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Purchaser desires to acquire one hundred percent (100%) of the Company Stock in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub and the Company have authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of their respective companies and stockholders;

WHEREAS, the respective boards of directors of the Merger Sub and the Company have recommended the Merger to their respective stockholders;

WHEREAS, the Merger has been approved by the requisite vote of the holders of the outstanding shares of the Company's capital stock entitled to vote thereon at the record date for such vote (the "Stockholder Approval"); and

WHEREAS, the Merger has been approved by the requisite vote of the holders of the outstanding shares of Merger Sub's capital stock entitled to vote thereon at the record date for such vote.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Definitions

.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

"Accounting Firm" is defined in Section 9.07.

"Accounting Principles" means (i) the accounting principles and policies specifically set out in the Accounting Principles Schedule; (ii) to the extent not addressed in clause (i) and not inconsistent with GAAP, the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, and definitions used during the preparation of the consolidated balance sheet included in the Audited Financial Statements dated December 31, 2018; and (iii) to the extent not addressed in clauses (i) and (ii), GAAP.  For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

"Adjustments" means any amounts (i) paid to the Representative or to the Escrow Agent at the Representative's direction in connection with the final determination of the Closing Cash Proceeds pursuant to Section 3.03 (including from the Purchase Price Adjustment Escrow Funds), subject to Section 10.12, and (ii) released by the Representative or at the Representative's direction from the Representative Holdback Amount pursuant to Section 10.12.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

"Affordable Care Act" means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and regulatory and other guidance promulgated thereunder.

"Agreement" is defined in the Preamble.

"Audited Financial Statements" is defined in Section 4.05.

"Business Day" means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

"Capital Lease Obligation" means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that is required to be capitalized pursuant to GAAP.  Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts payable in connection with a capitalized lease but only to the extent that the capital lease requires breakage costs, prepayment penalties or fees or other similar amounts payable in connection with the consummation of the transactions contemplated by this Agreement.

"Cash" means, as of a given time, an amount equal to the aggregate amount of all cash and cash equivalents of the Company or any of its Subsidiaries (including checks received but not yet posted and available), but reduced by the aggregate amount of any checks written by the Company and its Subsidiaries (but not yet cashed) and wires in transit from the Company and its Subsidiaries (but not yet completed), and excluding restricted cash balances (including security deposits, any cash collateral in respect of any letters of credit or surety bonds, and cash held in escrow) and other cash not freely usable in the ordinary course of business by the Company or any of its Subsidiaries.

"Certificate of Merger" means the certificate of merger in the form of Exhibit A.

"Certificates" is defined in Section 2.03.

"Class A Common Stock" means the Company's Class A Common Stock, par value $0.01 per share.

"Class A Stockholder" means each holder of one or more shares of Class A Common Stock.

"Class A Stockholders' Closing Consideration" is defined in Section 2.02(a).

"Class B Common Stock" means the Company's Class B Common Stock, par value $0.01 per share.

"Class B Liquidation Value" means the amount equal to Ten Cents ($0.10) per share of Class B Common Stock.

"Class B Merger Consideration" means the amount equal to the product of (i) the total number of shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than Class B Common Stock held by the Company as treasury stock or held by the Merger Sub), multiplied by (ii) the Class B Liquidation Value.

"Class C Common Stock" means the Company's Class C Common Stock, par value $0.01 per share.

"Class C Liquidation Value" means the amount of all accrued but unpaid dividends per share of Class C Common Stock pursuant to the Company's certificate of incorporation.

"Class C Merger Consideration" means the amount equal to the product of (i) the total number of shares of Class C Common Stock issued and outstanding immediately prior to the Effective Time (other than Class C Common Stock held by the Company as treasury stock or held by the Merger Sub), multiplied by (ii) the Class C Liquidation Value.

"Closing" is defined in Section 3.01.

"Closing Balance Sheet" is defined in Section 3.03(a).

"Closing Bonus Pool" means the aggregate amount to be distributed pursuant to the Incentive Bonus Plan to Participants payable at the Closing in connection with the transactions contemplated hereby and as set forth on the Bonus Amount Schedule.

"Closing Cash Proceeds" means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of immediately prior to the Closing (including any payments or premiums in respect of such Indebtedness that would be attributable to, or which would arise as a result of, a change of control of the Company or any Subsidiary and/or the transactions contemplated hereby), plus (iii) the amount of Cash as of immediately prior to the Closing, minus (iv) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (v) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, plus (vi) the Tax Amount, plus (vii) the aggregate exercise price of all Options, minus (viii) the Representative Holdback Amount, minus (ix) all Transaction Expenses, minus (x) the Purchaser Expenses Amount, minus (xi) the Purchase Price Adjustment Escrow Amount, minus (xii) the Class B Merger Consideration, minus (xiii) the Class C Merger Consideration, minus

(xiv) the Closing Bonus Pool.  For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses, Working Capital, or the Closing Bonus Pool shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.

"Closing Statement" is defined in Section 3.03(a).

"Closing Working Capital" means Working Capital as of immediately prior to the Closing.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" is defined in the Preamble.

"Company Counsel" is defined in Section 10.13.

"Company Documents" is defined in Section 4.03(a).

"Company Intellectual Property" is defined in Section 4.11.

"Company Stock" means, collectively, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

"Confidentiality Agreement" is defined in Section 6.03.

"Contract" means any contract, agreement, lease, sublease, license, sublicense, subcontract, sale or purchase order, indenture, note, bond, mortgage, deed of trust, legally-binding memorandum of understanding, legally-binding letter of intent or other legally-binding commitment, whether written or oral, including any exhibits, annexes, appendices or attachments thereto.

"Custom and International Trade Law" is defined in Section 4.19.

"D&O Tail Policies" is defined in Section 6.02(a).

"Delaware Law" means the General Corporation Law of the State of Delaware.

"Disclosure Schedules" is defined in Article IV.

"Dissenting Shares" is defined in Section 2.09.

"Effective Time" is defined in Section 2.01(b).

"Electronic Delivery" is defined in Section 10.10.

"Employee Benefit Plan" means each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each employment, bonus, incentive, commission, equity purchase, option, equity or other equity-based, retirement or supplemental retirement, pension, profit sharing, deferred compensation, educational assistance, perquisite, sabbatical, relocation, severance, termination, retention, change of control, Code Section 125, life, disability, paid-time off, vacation, fringe benefit, post-retirement or retiree welfare, or other material benefit or compensation plan, agreement, program, policy or other arrangement, (i) that is maintained, sponsored, contributed to or obligated to be contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary of the Company, or the beneficiaries or dependents of any such individual, or (ii) under which the Company or any Subsidiary of the Company has any material Liability, but excluding in each case any plan, program, policy, or arrangement that is required by Law or maintained or administered by a Governmental Body.

"Enterprise Value" means one billion eighty million dollars ($1,080,000,000).

"Environmental Laws" means any applicable Law relating to pollution, public and worker health and safety, or the protection of the environment, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

"Environmental Permits" is defined in Section 4.15(e).

"Equity Securities" means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any "profits interests"), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other legally-binding commitment of any kind or character entitling any Person to purchase or otherwise acquire any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing, and "equity security" or "equity interest" shall have the same meaning.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business, whether or not incorporated, that, together with one or more of the Company and/or any Subsidiary of the Company, is or at any relevant time has been treated as a single employer under Code Section 414 or Section 4001 of ERISA.

"Escrow Agent" means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

"Escrow Agreement" means the escrow agreement attached as Exhibit B.

"Estimated Closing Cash Proceeds" means seven hundred ninety-six million, nine hundred four thousand, seven hundred twenty-three dollars and four cents ($796,904,723.04), which is the Company's estimate as of the date hereof of the Closing Cash Proceeds, the calculation and components of which are set forth on the Estimated Closing Cash Proceeds Schedule.

"Financial Statements" is defined in Section 4.05.

"Fraud" means, with respect to any party, any actual knowing and intentional fraud (as opposed to any constructive, reckless or negligent fraud, misrepresentation or breach of warranty) under Delaware common law by such party in making any representation(s) or warranty(ies) expressly and specifically set forth herein (as modified by the Disclosure Schedules) or by such party in making any representation(s) or warranty(ies) expressly and specifically set forth in any other agreement or instrument required to be executed and delivered pursuant hereto, as applicable, with the specific intent to deceive and mislead Purchaser or Merger Sub regarding such representation(s) or warranty(ies).

"GAAP" means United States generally accepted accounting principles.

"Governing Documents" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders' agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

"Governmental Body" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

"Hazardous Substances" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, toxic mold or pesticides; and any other chemicals, materials, substances or wastes which are regulated as a contaminant, pollutant, hazardous or toxic under Environmental Law or which may give rise to standards of conduct or liability pursuant to Environmental Law.

"Incentive Bonus Plan" means the Infiltrator Water Technologies Ultimate Holdings, Inc. Incentive Bonus Plan, adopted March 31, 2016, for Senior Strategic Managers (as defined therein).

"Income Tax Liability Amount" means an amount (which shall not less than zero) equal to the aggregate unpaid Income Tax liabilities of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period that includes the Closing Date; provided, however, that the Income Tax Liability Amount shall be calculated in accordance with the past practice of the Company and its Subsidiaries in filing their Tax Returns, and shall (a) exclude any deferred Tax liabilities and deferred Tax assets, (b) take into account estimated (or other prepaid) Tax payments, (c) take into account any Transaction Tax Deductions, (d) be calculated without regard to any actions of any of Purchaser, the Company and its Subsidiaries, or their respective Affiliates after the Closing (including, for the avoidance of doubt, any amendment of any Tax Return, any filing of any voluntary disclosure agreement with any Taxing Authority, or any other similar action), (e) not take into account any financing or refinancing arrangements entered into at any time by or at the direction of the Purchaser or any of its Affiliates or any other transactions entered into by or at the direction of the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby, and (f) exclude any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions.

"Income Taxes" mean the United States federal income Tax and any United States state or local or foreign net income Tax or any franchise or business profits Tax incurred in lieu of a Tax on net income.

"Indebtedness" means, without duplication, as of any particular time (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole premiums, commitment and other fees, expenses, reimbursements, indemnities and all other amounts payable in connection therewith as of such particular time (or that would become payable as a result of the discharge of such amounts as of such particular time)), (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries; (ii) Liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities (other than any customs bonds, any surety or performance bonds, or any similar instruments), (iii) Liabilities of the Company and its Subsidiaries to pay any (A) deferred purchase price (including any working capital and/or purchase price adjustments in connection with business acquisitions by the Company and its Subsidiaries) of property, assets, securities or services, other than trade payables incurred in the ordinary course of business to the extent such payables are included in Closing Working Capital (which amount may be expressed as a positive or negative (i.e., the Company and its Subsidiaries are owed such amount) number and, for the avoidance of doubt, if such amount is a negative number, shall reduce "Indebtedness" by such amount), (B) earn-out obligations, (C) seller notes or (D) other similar contingent payment obligations; (iv) all Liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other hedging, swap, collar or similar arrangements; (v) Income Tax Liability Amount; (vi) all Liabilities secured by any Lien (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries; (vii) all unpaid management or advisory fees owing to any of the Stockholders, Optionholders or any of their respective Affiliates; (viii) all Liabilities owed to Persons which are Affiliates of the Company prior to the Effective Time but which shall cease to be Affiliates of the Company as of the Effective Time; (ix) any Liability under any arrangement with any director, officer, manager or Senior Strategic Manager of the Company, any of its Subsidiaries or of Ontario Teachers’ Pension Plan Board, including those arising (and those that would arise) as a result of the termination of such arrangement, except for (A) ordinary course employment obligations and bonuses payable to any such Person based on the performance of such Person or the performance of the Company or any of its Subsidiaries (to the extent accrued for in Closing Working Capital), (B) the Total Bonus Pool, (C) any transaction bonus and (D) any severance liabilities resulting from any action taken by or at the direction of the Purchaser or any of its Affiliates; (x) all unpaid or outstanding amounts payable in respect of any legal settlements; (xi) all asset retirement obligations in respect of leased real or personal property (excluding obligations arising pursuant to the terms of any Contract made available to Purchaser) and payables related thereto; (xii) reimbursement Liabilities relating to letters of credit, bankers' acceptances, surety or other bonds or similar instruments or transactions (in each case, solely to the extent drawn or the conditions to draw down have been satisfied); (xiii) deferred compensation in respect of employees or other service providers of the Company or its Subsidiaries (excluding (A) ordinary course salary, wages and bonuses payable to any employee based on the performance of such employee or the performance of the Company or any of its

Subsidiaries (to the extent accrued for in Closing Working Capital), (B) the Total Bonus Pool and (C) all transaction bonuses); (xiv) any unfunded or underfunded pension liabilities, whether qualified or unqualified (including the employer portion of any payroll, employment or similar Taxes related thereto); (xv) all accrued but unpaid severance liabilities (including the employer portion of any payroll, employment or similar Taxes related thereto) other than any such liabilities resulting from any action taken by or at the direction of the Purchaser or any of its Affiliates; (xvi) any unpaid transaction expenses in respect of previous acquisitions or dispositions (including any such expenses that would constitute "Transaction Expenses" if such expenses were incurred in connection with the transactions contemplated by this Agreement); (xvii) guarantees with respect to any indebtedness of any other Person; and (xviii) all Capital Lease Obligations; provided, that "Indebtedness" shall not include any such liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company, or any liabilities or obligations with respect to leases classified in the Financial Statements as operating leases.

"Insurance Policies" is defined in Section 4.14.

"Intellectual Property" means all of the following in any jurisdiction throughout the world:  (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know‑how and inventions; (vi) intellectual property rights in computer software (including source code, executable code, data, and databases); and (vii) any other intellectual property rights.

"K&E LLP" is defined in Section 10.12(g).

"knowledge" means, with respect to the Company, the actual knowledge (or knowledge such individuals would have had upon reasonable inquiry of their direct reports) of any of Roy E. Moore, Jr., Robert McHugh, Bryan Coppes, Carl Thompson and Ronald Brochu.

"Latest Balance Sheet" is defined in Section 4.05.

"Law" means any law, rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

"Lease" is defined in Section 4.08(b).

"Leased Real Property" is defined in Section 4.08(b).

"Letter of Transmittal" means a letter of transmittal in the form of Exhibit C.

"Liability" means any liability, debt, commitment, obligation, duty, deficiency, penalty, assessment, fine or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, accrued or unaccrued, absolute or contingent, known or unknown, liquidated or unliquidated and whether due or to become due and regardless of when asserted.

"Liens" means, with respect to any property or asset, any mortgage, hypothecation, lien, pledge, charge, security interest, deed of trust, lease or sublease, license or sublicense, right of first refusal, option, rights of way, easements, restrictions on transfer of title, encumbrance or other similar adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own or lease subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

"Material Adverse Change" means any change, occurrence, fact or event that has, or would reasonably be expected to have a materially adverse change to the financial condition, business, results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any change, occurrence, fact or event to the extent resulting or arising from: (i) any change in any Law; (ii) any change in interest rates, credit markets, currency exchange rates or general economic conditions (including changes in the price of gas, oil or other natural resources or chemicals); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the public announcement, in and of itself, of the transactions contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by or at the express written direction of the Purchaser or any of its Affiliates that is not required to be taken by the express terms of this Agreement; (vi) any national or international political event or occurrence, including acts of war or terrorism; (vii) any natural disasters, hurricanes, floods, tornados, pandemics, tsunamis, earthquakes or other acts of God; or (viii) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (viii) shall not prevent a determination that any change, occurrence, fact or event underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change, occurrence, fact or event is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (vi) and (vii), if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

"Merger" is defined in Section 2.01(a).

"Merger Consideration" means, together, the Stockholders' Merger Consideration and the Optionholders' Merger Consideration.

"Merger Sub" is defined in the Preamble.

"Merger Sub Documents" is defined in Section 5.01.

"Multiemployer Plan" means a multiemployer plan, within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, to which the Company or any Subsidiaries of the Company contributes or has an obligation to contribute.

"Non‑Recourse Party" means, with respect to a party, any of such party's former, current and future equityholders, controlling Persons, directors, officers, employees, advisors, agents,

representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, advisor, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

"Objection Notice" is defined in Section 3.03(b).

"Optionholder" means any holder of Options.

"Optionholders' Closing Consideration" is defined in Section 2.04(a).

"Optionholders' Merger Consideration" means the aggregate consideration to which Optionholders become entitled pursuant to Section 2.04(a).

"Options" means all options, warrants and rights to acquire shares of Class A Common Stock which are exercisable (or will become exercisable as a result of the transactions contemplated hereby whether pursuant to the terms of such options, warrants and rights, or at the election of the Company's board of directors), as of immediately prior to the Effective Time.

"Participants" means the Persons identified as Participants (as defined in the Incentive Bonus Plan) set forth on the Bonus Amount Schedule.

"Per Share Portion" means a fraction, the numerator of which is one (1), and the denominator of which is the sum of (i) the total number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Class A Common Stock held by the Company as treasury stock or held by the Merger Sub), plus (ii) the total number of shares of Class A Common Stock issuable upon exercise of all Options that have not been canceled or forfeited prior to the Closing (other than pursuant to this Agreement).

"Permit" means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

"Permitted Liens" means (i)  Liens for Taxes not yet due and payable or, if adequate reserves with respect thereto are maintained on the Company's and its Subsidiaries' books in accordance with GAAP, which are being contested in good faith by appropriate proceeding; (ii) landlord's, mechanic's, materialmen's, and other similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or, if adequate reserves with respect thereto are maintained on the Company's and its Subsidiaries' books in accordance with GAAP, which are being contested in good faith by appropriate proceeding; (iii) purchase money Liens and Liens securing rental payments under lease arrangements (other than in connection with any breach thereof); (iv) Liens set forth on the Permitted Liens Schedule; (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which do not materially interfere with the current use or value of such real property or the operation of the business; (vi) easements, rights, covenants, conditions and restrictions of record that do not materially interfere with the use or value of real property to which they relate; (vii) charges or claims relating to customer return rights, warranty claims, rebates, refunds and other discounts to customers arising in the ordinary course of business, none of which are material, individually or in the aggregate; (viii)

Liens that will be terminated in connection with the Closing without any Liability to the Company or any of its Subsidiaries after the Closing; and (ix) non-exclusive licenses of Intellectual Property.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

"PII" means information relating to an identified or identifiable natural person (the "data subject") who can be identified, directly or indirectly, from such data or information.

"PII Statements" means each of the Company's and each of its Subsidiary's privacy policies, terms of use, and public notices related to Processing PII.

"Post-Closing Bonus Pool" is defined in Section 7.04.

"Pre‑Closing Tax Period" means any Tax period ending on or before the date hereof and, with respect to a Straddle Period, the portion of such Tax period ending on and including the date hereof.

"Privileged Materials" is defined in Section 10.13.

"Privileges" is defined in Section 10.13.

"Pro Rata Percentage" means, as to any holder of Class A Common Stock that has received any portion of the Merger Consideration, a fraction, (i) the numerator of which is the number of shares of Class A Common Stock held by such Stockholder immediately prior to the Effective Time, and (ii) the denominator of which is the total number of shares of Class A Common Stock held by all Stockholders immediately prior to the Effective Time.

"Processing" means any set of operations performed on PII.

"Purchase Price Adjustment Escrow Account" is defined in Section 3.02(h).

"Purchase Price Adjustment Escrow Amount" means an amount equal to five million dollars ($5,000,000).

"Purchase Price Adjustment Escrow Funds" means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

"Purchaser" is defined in the Preamble.

"Purchaser Adjustment Amount" is defined in Section 3.03(e)(i).

"Purchaser Documents" is defined in Section 5.01.

"Purchaser Expenses Amount" means an amount equal to seven million dollars ($7,000,000).

"R&W Insurance" means the insurance coverage provided pursuant to the R&W Insurance Policy.

"R&W Insurance Policy" means, collectively, each of the buyer-side representations and warranties polices issued by AIG Specialty Insurance Company, Nautilus Insurance Company, Barbican Transaction Liability Consortium 9804, Liberty Surplus Insurance Corporation, Mt. Hawley Insurance Company, Arch Reinsurance Ltd., Markel Bermuda Limited, Everest Reinsurance (Bermuda) Ltd., and Berkley Transactional to the Purchaser.

"Related Party" means (i) Ontario Teachers' Pension Plan Board and its Affiliates, (ii) any direct or indirect holder (or group of related holders) of more than 5% of any class or series of the Equity Securities of the Company or any of its Subsidiaries (other than Ontario Teachers' Pension Plan Board and its Affiliates), (iii) any partner, equityholder, director, officer, manager or senior employee or Affiliate of any Person described in the foregoing clause (ii), or trust or other estate in which such Person has any substantial interest, and (iv) any director, officer, manager or Senior Strategic Manager of the Company, any of its Subsidiaries or of Ontario Teachers’ Pension Plan Board.

"Representative" is defined in the Preamble.

"Representative Holdback Amount" means an amount equal to one million dollars ($1,000,000).

"Retained Employees" is defined in Section 7.03(a).

"RICO" means the Racketeer Influence and Corrupt Organizations Act of 1970, as amended.

"Schedule" is defined in Article IV.

"Stockholder" means any holder of Company Stock.

"Stockholder Approval" is defined in the Preamble.

"Stockholders' Merger Consideration" means, collectively, the aggregate consideration to which the Class A Stockholders become entitled pursuant to Section 2.02(a), together with the Class B Merger Consideration and the Class C Merger Consideration.

"Straddle Period" means a taxable period beginning on or before the date hereof and ending after the date hereof.

"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.  For purposes of this Agreement, (i) an entity shall be considered a Subsidiary for any time period for which it meets the definition of being a Subsidiary even if the entity no longer exists or is no longer a Subsidiary,  (ii) references to Subsidiaries of the Company shall include Subsidiaries of any such Subsidiary, and (iii) references to current Subsidiaries of the Company apply to periods during which the Subsidiary was not a Subsidiary.

"Support Agreements" means the support agreements delivered pursuant to Section 3.02(n).

"Surviving Corporation" is defined in Section 2.01(a).

"Target Working Capital" means forty-three million four hundred eighty-six thousand dollars ($43,486,000).

"Tax" means any (i) tax, fee, levy, duty, tariff, impost or other similar charge of any kind imposed by any Governmental Body or other tax authority, including without limitation (A) any tax or other charge on or measured by income, gain, gross receipts, sales, use, capital stock, franchise, profits, compensation, occupation, value of real or personal property, unclaimed property, escheat, net worth, value of property transferred or value added and (B) any tax or imposition by any Governmental Body for social security, unemployment, disability, workers' compensation, whether direct or indirect, regular or alternative or collected through withholding or from the party actually liable for the tax and (ii) any interest, penalty or additional amounts imposed with respect to the foregoing or with respect to the failure to file, late filing, or incomplete filing of a Tax Return or the filing of an inaccurate Tax Return.

"Tax Amount" means an amount equal to fourteen million nine hundred thousand dollars ($14,900,000).

"Tax Proceeding" means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.

"Tax Returns" means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

"Total Bonus Pool" means an aggregate amount equal to the sum of the Closing Bonus Pool, plus the Post-Closing Bonus Pool.

"Transaction Expenses" means, without duplication, to the extent not paid prior to the Closing, the amount of all fees, costs and expenses (including fees, costs, commissions and expenses of legal counsel, investment bankers, financial advisors (including the brokers referred to on the Brokerage Schedule), accountants, brokers or other representatives, service providers and consultants) incurred by the Company or any of its Subsidiaries in connection with, or incident to, any sale or review of strategic alternatives thereto conducted or pursued by the Company or any of its Subsidiaries (including in connection with any initial public offering), including the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including (i) all transaction bonuses, "success fees" and change-of-control payments, "stay put" bonuses or retention obligations or other compensatory or similar payments (plus, without duplication, any associated withholding Taxes or any Taxes required to be paid by the Company or any of its Subsidiaries with respect thereto, including the employer portion of any payroll Taxes) payable to employees, officers, consultants or directors triggered by the Closing of the transactions contemplated hereby (excluding, in each case, the Total Bonus Pool and any bonuses payable to any employee based on the performance of such employee or the performance of the Company or any of its Subsidiaries, without regard to the transactions contemplated by this Agreement or the consummation thereof, and any consideration payable to any employee due to actions or decisions made by the Purchaser at or after the Closing), (ii) the employer portion of any payroll Taxes with respect to any payments of Optionholders' Merger Consideration made to any Optionholders (excluding, for the avoidance of doubt, any arrangements contemplated by, or otherwise put in place for the benefit of, Purchaser), (iii) one-half of the premium of the D&O Tail Policies, and (iv) any franchise Taxes due and payable by the Company.  Notwithstanding the foregoing, "Transaction Expenses" will exclude all costs, fees and expenses and payment obligations to the extent included in Indebtedness or the Closing Working Capital.

"Transaction Tax Deductions" means any tax deduction attributable to the payment of the Optionholders' Merger Consideration, Transaction Expenses, the Total Bonus Pool, any costs, expenses or other liabilities included in the calculation of Closing Working Capital or Indebtedness, or any deduction for unamortized financing costs of the Company or any of its Subsidiaries and premium deductions arising from the repayment of indebtedness to the extent such deductions can be claimed in a Pre-Closing Tax Period, assuming for these purposes that the parties make any available elections under Revenue Procedure 2011‑29, 2011‑18 IRB 746, to treat seventy percent (70%) of any success‑based fees that were paid as an amount that did not facilitate the Merger, and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that included the date hereof for U.S. federal income tax purposes; provided, however, that for the avoidance of doubt there is no requirement that such elections be made.

"Treasury Regulations" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

"Valuation Firm" is defined in Section 3.03(b).

"WARN" means the Worker Adjustment and Retraining Notification Act, as amended, and any equivalent state or local law.

"Working Capital" means (i) only those specific line items designated as "current assets" on the Working Capital Schedule (taking into account the exclusions therefrom for Cash, Indebtedness and certain Taxes and intercompany transactions expressly set forth on the Working Capital Schedule), minus (ii) only those specific line items designated as "current liabilities" on the Working Capital Schedule (taking into account the exclusions therefrom for Cash, Indebtedness and certain Taxes and intercompany transactions expressly set forth on the Working Capital Schedule), in each case, for the Company and its Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles.  The Working Capital Schedule sets forth an illustrative example of the calculation of Working Capital (reflecting any such specific adjustments), as of 12:01 a.m. Eastern Time on December 31, 2018.  Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof.

Other Definitional Provisions

.

(a)Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)"Hereof," etc.   The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c)Successor Laws.  Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d)"Including," etc.  The term "including" has the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation".

(e)Singular and Plural Forms.  Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f)"Or".  The word "or" is not exclusive.

(g)"To the extent".  The phrase "to the extent" means the degree by which, and not "if."

(h)Internal References.  References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(i)Gender.  References herein to any gender shall include each other gender.

(j)Heirs, Executors, etc.  References herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(k)Capacity.  References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(l)Time Period.  With respect to the determination of any period of time, the word "from" or "since" means "from and including" or "since and including," as applicable, and the words "to" and "until" each means "to and including".

(m)Contract.  References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver, amendments, modifications, supplements, extension or renewals thereto); provided, however, that any Contract provided or disclosed pursuant to this Agreement or listed on any Schedule (or required to be provided or disclosed or listed on any Schedule hereto) shall also include, disclose and list all amendments, modifications, supplement extensions and renewals.

(n)Calendar Days.  References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(o)Business Day.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(p)"Dollar," etc.  The terms "dollars" or "$" mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.

Article II
THE MERGER

The Merger

.

(a)At the Effective Time, the Merger Sub shall merge with and into the Company in accordance with Delaware Law (the "Merger"), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

(b)The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

(c)From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and the Merger Sub, all as provided under Delaware Law.

Conversion of Capital Stock

.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any, which shall be addressed in accordance with Section 2.09) shall be converted into the right to receive in cash the Per Share Portion of (x) the Estimated Closing Cash Proceeds in accordance with Section 2.03 (collectively, the "Class A Stockholders' Closing Consideration"), and (y) any Adjustments, in each case, after taking into consideration the rights of the Participants to any portion of such consideration pursuant to the Incentive Bonus Plan.

(b)Each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash the Class B Liquidation Value.

(c)Each share of Class C Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash the Class C Liquidation Value.

(d)Each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock or by the Merger Sub shall be canceled, and no payment shall be made with respect thereto.

(e)Each share of the Merger Sub's common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non‑assessable share of common stock, no par value per share, of the Surviving Corporation.

Exchange of Certificates; Lost Certificates; Escrow Agent

.  The Escrow Agent shall act as disbursing agent in effecting the payment of cash for certificates which, immediately prior to the Closing, represented shares of Company Stock ("Certificates") and which are converted into the right to payment pursuant to Section 2.02.  At or after the Effective Time, each Stockholder shall surrender to the Company Certificates, together with a duly executed Letter of Transmittal, representing the number of shares of Company Stock held by such holder.  On the date hereof or, with respect to any Certificates that have not been surrendered to the Company on the date hereof, one (1) Business Day after surrender of such Certificates, the Escrow Agent shall pay each Stockholder that has surrendered to the Company his, her or its Certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Letter of Transmittal, the amount of cash to which he, she or it is entitled under Section 2.02.  Surrendered Certificates shall forthwith be canceled.  Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Stockholders' Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 2.02, and neither the Escrow Agent nor the Surviving Corporation shall be required to pay the holder thereof the cash to which he, she or it would otherwise have been entitled.  Notwithstanding the foregoing, if any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to the Company, against any claim that may be made against it with respect to such Certificate, the Escrow Agent shall remit the Stockholders' Merger Consideration to be paid in respect of the share(s) of Company Stock represented by such Certificate, in the amounts, at the times, and in the manner contemplated by this Article II.  Notwithstanding anything to the contrary, the Escrow Agent shall not be liable to any Stockholder for Stockholders' Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

Options

.

(a)At the Effective Time, each Optionholder shall become entitled to receive in respect of such Option that is vested, unexercised and outstanding immediately prior to the Effective Time an amount in cash equal to the product of (A) the number of shares of Class A Common Stock such holder could have purchased if such holder had exercised such Option in full (and paid the applicable exercise price in respect thereof) immediately prior to such time, multiplied by (B) (x) the excess of the Per Share Portion of the Estimated Closing Cash Proceeds over the applicable exercise price per share of such Option (collectively, the "Optionholders' Closing Consideration") and (y) the Per Share Portion of any Adjustments, in each case, after taking into consideration the rights of the Participants to any portion of such consideration pursuant to the Incentive Bonus Plan.

(b)The Surviving Corporation shall act as paying agent in effecting the payment of the Optionholders' Closing Consideration and the Participants' Closing Bonus Pool through the Surviving Corporation's payroll system on the next regularly scheduled payroll date after the date hereof.  The Surviving Corporation (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.04) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 2.04 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Optionholder or Participant, as applicable, on behalf of whom such deduction and withholding was made.  Furthermore, in order to ensure compliance with all applicable Tax withholding requirements, the Representative or the Escrow Agent at the Representative's direction may pay or direct payment of any funds which are to be paid to or for the benefit of the Optionholders or Participants (including any portion of the Optionholders' Merger Consideration and any portion of the Participants' Total Bonus Pool) to the Surviving Corporation and have such amounts paid through the Surviving Corporation's payroll system on the next regularly scheduled payroll date after the date of receipt of such amounts.  Upon payment of any such amounts to the Surviving Corporation, the Representative or the Escrow Agent, as applicable, shall be relieved of its obligation to pay such amounts to the Optionholders or Participants, as applicable.

Certificate of Incorporation

.  As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the terms set forth in the Certificate of Merger, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

Bylaws

.  The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (except that the title thereof shall read "Bylaws of Infiltrator Water Technologies Ultimate Holdings, Inc.") and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Directors and Officers

.  From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

Withholding

.  The Purchaser and the Surviving Corporation (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) and the Representative and the Escrow Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Purchaser, the Surviving Corporation or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law; provided, that the Purchaser, the Surviving Corporation or such other Person shall provide the Representative with reasonable notice prior to withholding any amounts pursuant to this Section 2.08 (other than any such amounts subject to payroll withholding), and shall work in good faith with the Representative (at the Representative's expense) to minimize any such withheld amounts.  To the extent that amounts are so withheld and are timely paid over to the applicable Tax authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Appraisal Rights

.  Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and held by a holder that has demanded and perfected a demand for appraisal for such shares of Company Stock in accordance with Delaware Law Section 262 ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but instead shall only be entitled to the rights provided under Delaware Law Section 262.  At the Effective Time, by virtue of the Merger, (a) all Dissenting Shares shall be cancelled and cease to exist and (b) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Delaware Law Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under Delaware Law, the right of such holder to such appraisal of its shares of Company Stock shall cease, and such shares of Company Stock shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration, without interest, as provided in this Article II.

Article III

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT

The Closing

.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date hereof simultaneously with the execution and delivery of this Agreement and remotely via the exchange of documents and signature pages.

The Closing Transactions

.  At the Closing, the parties hereto shall consummate the following transactions:

(a)the Company and the Merger Sub shall pay all franchise Taxes due and payable by the Merger Sub immediately prior to the Effective Time, cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger;

(b)the Purchaser shall deliver or cause to be delivered to the Escrow Agent an aggregate amount equal to the Class A Stockholders' Closing Consideration (for distribution by the Escrow Agent to each Class A Stockholder of such Class A Stockholder's Per Share Portion of the Estimated Closing Cash Proceeds as determined in accordance with Section 2.02), by wire transfer of immediately available funds to the account(s) designated by the Escrow Agent;

(c)the Purchaser shall deliver or cause to be delivered to the Escrow Agent an aggregate amount equal to the Class B Merger Consideration (for distribution by the Escrow Agent to each holder of Class B Common Stock of an amount equal to the Class B Liquidation Value in respect of each share of Class B Common Stock held by such holder as determined in accordance with Section 2.02), by wire transfer of immediately available funds to the account(s) designated by the Escrow Agent;

(d)the Purchaser shall deliver or cause to be delivered to the Escrow Agent an aggregate amount equal to the Class C Merger Consideration (for distribution by the Escrow Agent to each holder of Class C Common Stock of an amount equal to the Class C Liquidation Value in respect of each share of Class C Common Stock held by such holder as determined in accordance with Section 2.02), by wire transfer of immediately available funds to the account(s) designated by the Escrow Agent;

(e)the Purchaser shall, as instructed by the Representative, deliver to the Company the Closing Bonus Pool (for distribution by the Company to each Participant under the Incentive Bonus Plan who is owed a portion thereof as set forth on the Bonus Amount Schedule) by wire transfer of immediately available funds to the account(s) designated by the Representative;

(f)the Purchaser shall, as instructed by the Representative, deliver or cause to be delivered to the Company an aggregate amount equal to the Optionholders' Closing Consideration (for distribution by the Company to each Optionholder of such holder's portion of the Estimated Closing Cash Proceeds as determined in accordance with Section 2.04), by wire transfer of immediately available funds to the account(s) designated by the Representative;

(g)the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness identified on the Indebtedness Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(h)the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the "Purchase Price Adjustment Escrow Account") established pursuant to the terms of the Escrow Agreement;

(i)the Purchaser shall deliver the Representative Holdback Amount by wire transfer of immediately available funds to the account(s) designated by the Representative;

(j)the Purchaser shall pay, on behalf of the Company, all Transaction Expenses to each Person that is owed a portion thereof as set forth on the Transaction Expenses Schedule pursuant to a written invoices from such Person;

(k)the Escrow Agreement shall be executed by each of the Purchaser, the Escrow Agent and the Representative;

(l)the Company shall deliver to the Purchaser executed payoff letters from the holders of Indebtedness identified on the Indebtedness Schedule specifying the amount necessary to release all amounts outstanding as of the Closing (including the principal amount thereof, any prepayment premiums or fees or termination fees with respect thereto, any accrued interest thereon and any expense reimbursement or other amounts due in respect thereof) and providing for the release of all Liens associated with such Indebtedness, as applicable, upon the payment of such outstanding amounts;

(m)the Company shall deliver the affidavit in the form of Exhibit E stating that the Company is not and has not been a United States real property holding corporation, in the form and substance required under Treasury Regulation §§1.897‑2(h) and 1.1445-2(c)(3);

(n)the Company shall deliver to the Purchaser a Support Agreement executed by the Representative in a form mutually agreed by the Representative and the Purchaser, and a Support Agreement executed by each of Roy E. Moore, Jr., Robert McHugh, Bryan Coppes, Carl Thompson and Ronald Brochu in a form mutually agreed by each such individual and the Purchaser; and

(o)the Purchaser shall deliver to the Company a true and correct copy of the R&W Insurance Policy.

For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, the failure of any Stockholder or Optionholder to satisfy any of the deliveries set forth in Section 2.03 and Section 2.04 shall not affect the Purchaser's obligations to deliver to any other Stockholder or Optionholder the portion of the Merger Consideration to which such other Stockholder or Optionholder is entitled at Closing.

Closing Cash Proceeds Adjustment

.

(a)As promptly as practicable after the Closing, but in no event later than ninety (90) days after the date hereof, the Purchaser shall prepare and deliver to the Representative a statement (the "Closing Statement") setting forth the Purchaser's calculation of the Closing Cash Proceeds, including each of the components thereof, in each case in accordance with the definition thereof, and a consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the "Closing Balance Sheet").  The Closing Balance Sheet shall (i) be prepared in accordance with the Accounting Principles, and Cash, Indebtedness and the Closing Working Capital (subject to the specific adjustments set forth on the Working Capital Schedule) shall be determined, in accordance with the respective definitions of each set forth herein and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the consummation of the Closing except as provided in the definitions of Indebtedness and Transaction Expenses.

(b)The Purchaser and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall (i) permit the Representative and its representatives to have reasonable access to the books, records and other documents (including work papers (upon execution and delivery of customary accountant access letter(s)), schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and the Purchaser's calculation of the Closing Cash Proceeds and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access to the Purchaser's and its Subsidiaries' (including the Surviving Corporation's and its Subsidiaries') employees and advisors (including making their accountants available to respond to reasonable written or oral inquiries of the Representative or its representatives); provided, in each case, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser, the Surviving Corporation and their respective Affiliates.  If the Representative disagrees with any part of the Purchaser's calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, the Representative shall, within thirty (30) days after the Representative's receipt of the Closing Statement and the Closing Balance Sheet, notify the Purchaser in writing of such disagreement by setting forth the Representative's calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an "Objection Notice").  Any part of the Purchaser's calculation of the Closing Cash Proceeds as set forth on the Closing Statement or Closing Balance Sheet that is not properly objected to in an Objection Notice shall be conclusive and binding on the parties hereto.  If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds.  In the event that the Purchaser and the Representative are unable to resolve all such disagreements within thirty (30) days after the Purchaser's receipt of such Objection Notice or such longer period as the Purchaser and the Representative may mutually agree in writing, the Purchaser and the Representative shall submit such remaining disagreements to Duff & Phelps, or a nationally‑recognized valuation or consulting firm and/or independent accountant as is acceptable to the Purchaser and the Representative (the "Valuation Firm").

(c)The Valuation Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the Purchaser's computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D as soon as reasonably practicable.  The Purchaser and the Representative shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable.  The Valuation Firm shall consider only those items and amounts in the Purchaser's and the Representative's respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are in the Objection Notice and identified as being items and amounts to which the Purchaser and the Representative have been unable to agree, and the Valuation Firm may not assign a value to any item in dispute greater than the greatest value or less than the smallest value for such item calculated by either party.  Except as permitted on Exhibit D hereto in order to clarify or understand any position or argument made by a party in a written submission, the Valuation Firm's determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written presentations submitted by the Purchaser and the

Representative and the terms and standards set forth in this Agreement (i.e., not on the basis of an independent review).  The determination of the Valuation Firm shall be in writing, shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review except in the case of manifest clerical error or fraud.

(d)The fees and expenses of the Valuation Firm in determining the Closing Cash Proceeds, including each of the components thereof, shall be borne by the Purchaser, on the one hand, and the Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the written presentation to the Valuation Firm.  For example, if the Purchaser claims the Closing Cash Proceeds are one thousand dollars ($1,000) less than the amount determined by the Representative, and the Representative contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300/500) to the Representative and forty percent (40%) (i.e., 200/500) to the Purchaser.  The Purchaser, on the one hand, and the Representative, on the other hand, shall retain the Valuation Firm and each pay fifty percent (50%) of any retainer.  During such engagement, the Valuation Firm will bill fifty percent (50%) of the total charges to the Purchaser, on the one hand, and fifty percent (50%) of the total charges to the Representative, on the other hand.  In connection with the Valuation Firm's determination of Closing Cash Proceeds, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 3.03(d), and taking into account all fees, costs and expenses of the Valuation Firm already paid by each of the Purchaser, on the one hand, and the Representative, on the other hand, as of the date of such determination, the allocation of the Valuation Firm's fees, costs and expenses between the Purchaser and the Representative, which such determination shall be conclusive and binding upon the parties hereto.

(e)Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 3.03:

(i)if the Closing Cash Proceeds as finally determined pursuant to this Section 3.03 are less than the Estimated Closing Cash Proceeds, then the Purchaser and the Representative shall cause the Escrow Agent to: (A) pay to the Purchaser solely and exclusively from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the Purchase Price Adjustment Escrow Amount) (the "Purchaser Adjustment Amount") equal to such deficiency, and (B) pay to the Representative or to the Escrow Agent at the Representative's direction the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii)if the Closing Cash Proceeds as finally determined pursuant to this Section 3.03 are greater than the Estimated Closing Cash Proceeds, then (A) the Purchaser shall, or shall cause the Surviving Corporation or one or more of its Subsidiaries to, pay to the Representative or to the Escrow Agent at the Representative's direction an amount (which in no case shall exceed the Purchase Price Adjustment Escrow Amount) equal to such excess, and (B) the Purchaser and the Representative shall cause the Escrow Agent to pay to the Representative or to the Escrow Agent at the Representative's direction an amount equal to all of the Purchase Price Adjustment Escrow Funds.

All payments to be made pursuant to this Section 3.03(e) shall (x) be treated by all parties for Tax purposes as adjustments to the Merger Consideration to the extent permitted by applicable Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Representative, as applicable.  Each of the Purchaser, the Stockholders and the Optionholders hereby agrees and acknowledges that his, her or its right to any payment to be made pursuant to Section 3.03(e) shall be their sole and exclusive remedy for any and all claims arising under this Agreement with respect to this Section 3.03.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article IV are true and correct as of the date hereof, except as set forth in the corresponding section of the schedules accompanying this Article IV (each, a "Schedule" and, collectively, the "Disclosure Schedules").  The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Article IV; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in this Article IV, in each case, if (but only if) the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

Organization and Corporate Power

.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted.  The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.  None of the Company or any of its Subsidiaries has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt with respect to the Company or any such Subsidiary been adopted and, to the knowledge of the Company, no demands or requests for such dissolution or declaration are pending (before a Governmental Body or otherwise).  True and complete copies of the Governing Documents of the Company and each Subsidiary thereof in effect as of the date hereof have been made available to the Purchaser.  None of the Company or any Subsidiary thereof is in material breach of any of the provisions of any of such Governing Documents.

Subsidiaries

.  Except as set forth on the Subsidiary Schedule, the Company does not own directly or indirectly or hold the right to acquire any Equity Security or other equity interest in any other corporation, organization or entity.  Except as set forth on the Subsidiary Schedule, the Company owns, directly or indirectly, of record and beneficially, all Equity Securities in each of its Subsidiaries, free and clear of all Liens (other than generally applicable transfer restrictions under applicable state and federal securities Laws), and all such Equity

Securities have been duly authorized and validly issued, fully paid and non‑assessable (to the extent such concept is applicable to such Equity Security) and no such Equity Securities are subject to, or were issued in violation of, any preemptive rights or any other third-party rights created by Law, the Governing Documents of any of the Company's Subsidiaries or any agreement to which any of the Company's Subsidiaries is a party or by which it is bound.  Each of the Company's Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company's Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.  Each of the Company's Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

Authorization; No Breach; Governmental Bodies; Consents

.

(a)The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the "Company Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.

(b)Except for the Stockholder Approval, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any consent, notice or other action under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any material payment under, any provision of (i) the Company's or any of its Subsidiaries' Governing Documents, (ii) any Contract required to be set forth on the Contracts Schedule, (iii) any outstanding judgment, order or decree applicable to the Company or any of its Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries, (iv) any applicable Law or (v) any material Permit.

(c)Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body, and no consent, approval or authorization of any Governmental Body is required to be obtained by the Company or any of its Subsidiaries, in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby

Capital Stock

.

(a)As of the date hereof, the authorized capital stock of the Company consists solely of (i) 30,000,000 shares of Class A Common Stock, of which 18,612,450 shares are issued and outstanding and are held of record as indicated on the Stockholders Schedule and 1,664,639.3 shares of Class A Common Stock are issuable upon exercise of outstanding Options which are held of record as indicated on the Stockholders Schedule, (ii) 100 shares of Class B Common Stock, of which 100 shares are issued and outstanding and are held of record as indicated on the Stockholders Schedule, and (iii) one share of Class C Common Stock, of which one share is issued and outstanding and is held of record as indicated on the Stockholders Schedule.  The Optionholders Schedule sets forth, with respect to each Option, the name of the holder, the number of vested and unvested shares subject thereto (immediately prior to the transactions contemplated hereby), the grant date and the exercise price thereof.  Except as set forth in the first sentence of this Section 4.04 and except as set forth on the Capitalization Schedule, there are no outstanding Equity Securities or commitments of any character whatsoever relating to, or securities or rights convertible into, any Equity Securities containing any equity features of the Company or its Subsidiaries, or Contracts, commitments, understandings or arrangements, by which the Company or any of its Subsidiaries is or may become bound to issue additional Equity Securities or other equity interests or commitments of any character whatsoever relating to, or securities or rights convertible into, any Equity Security or other equity interests.

(b)Except as set forth on the Capitalization Schedule, there are no Equity Securities or rights of the Company or any of its Subsidiaries, or Contracts by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.  Except as set forth on the Capitalization Schedule, neither the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.  There are no declared and unpaid dividends in respect of any Equity Securities of the Company (other than any accrued but unpaid dividends in respect of the Company's Class C Common Stock pursuant to the Company's certificate of incorporation included in the Class C Merger Consideration).  Except as set forth on the Capitalization Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.  All of the outstanding Equity Securities of the Company have been duly authorized and validly issued, are, as applicable, fully paid and non-assessable and are owned by the Persons set forth on the Stockholders Schedule and Optionholders Schedule free and clear of any Lien (other than generally applicable transfer restrictions under applicable state and federal securities Laws) and no such Equity Securities are subject to, or were issued in violation of, any preemptive rights or any other third-party rights created by Law, the Governing Documents of the Company or any agreement to which the Company is a party or by which it is bound.  Each Option (i) has been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the Company stock plans and other applicable Contracts, (ii) has been properly accounted for on the Latest Balance Sheet, (iii) has an exercise price that was no less than the fair market value of the shares of Company Stock underlying such Option on the grant date, and (iv) does not constitute "nonqualified deferred compensation" for purposes of Section 409A of the Code.

Financial Statements

.

(a)Attached to the Financial Statements Schedule are: (a) the Company's unaudited consolidated balance sheet as of May 31, 2019 (the "Latest Balance Sheet") and the related statement of income, stockholders' equity, and cash flows for the five (5) month period then ended, and (b) the Company's audited consolidated balance sheet and statements of income, stockholders' equity, and cash flows for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (the "Audited Financial Statements" and, collectively with the Latest Balance Sheet, the "Financial Statements").  The Financial Statements have been prepared based upon the information contained in the Company's and its Subsidiaries' books and records, have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items none of which if presented would materially differ in amount or nature from those included in the Audited Financial Statements, and (ii) changes resulting from normal year‑end adjustments, which are not material whether individually or in the aggregate.

(b)During the periods covered by the Financial Statements, the accounting controls of the Company and its Subsidiaries have been, and currently are, sufficient to provide reasonable assurances that (i) all transactions are executed in all material respects in accordance with management's general or specific authorization and (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP, consistently applied, and the accounting principles, methods and practices used in preparing the Audited Financial Statements and to maintain proper accountability for items.

(c)The inventories set forth in the Latest Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied by the Company and its Subsidiaries.  Since the Latest Balance Sheet, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business in all material respects.  All such inventories are owned free and clear of all Liens (other than Permitted Liens).  All of the inventories recorded on the Latest Balance Sheet consist of, and all inventories of the Company and its Subsidiaries immediately prior to the Effective Time consist of, items of a quality usable or saleable in the normal course of business and are in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice, except as specifically reserved in the Latest Balance Sheet or in the calculation of the Estimated Closing Cash Proceeds.

(d)All accounts, notes receivable and other receivables reflected on the Latest Balance Sheet, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries immediately prior to the Effective Time, are valid, genuine and fully collectable in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Latest Balance Sheet or in the calculation of the Estimated Closing Cash Proceeds.

(e)Since December 31, 2018, (i) the Company and its Subsidiaries have managed their working capital (including timing of collection of accounts receivable and of payment of accounts payable and management of inventory) and deferred revenue amounts in ordinary course of business consistent with past practice; and (ii) there has not been any material change in (x) payment terms to any material customer of, or from any material supplier or third party to, the Company or any Subsidiary or (y) the manner in which the Company or any Subsidiary conducts its business with any material customer that would materially affect the level of inventory required to supply such customer (e.g., customer moving from consigning supplies to the relevant member to requiring it to purchase supplies as part of its own inventory), excluding, for the sake of clarity, any change in the quantum of purchase orders.

Absence of Undisclosed Liabilities

.  Except as set forth on the Undisclosed Liabilities Schedule, the Company has no material Liabilities other than Liabilities (a) to the extent taken into account in calculating the Closing Cash Proceeds as finally determined pursuant to Section 3.03, (b) expressly set forth on the Latest Balance Sheet (and for which adequate accruals or reserves have been established in accordance with GAAP), or (c) which have arisen after the date of the Latest Balance Sheet in the ordinary course of business of the Company and its Subsidiaries (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Law or breach of Contract or Permit be considered or deemed to be in the ordinary course of business).

No Material Adverse Change; Absence of Certain Developments

.

(a)Except as set forth on the Developments Schedule, since December 31, 2018 through the date hereof, there has not been any Material Adverse Change.

(b)Except as set forth on the Developments Schedule and except in connection with the transactions contemplated by this Agreement, since December 31, 2018 through the date hereof, the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except as contemplated by this Agreement, since December 31, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has:

(i)(A) amended or proposed to amend the respective certificates of incorporation or formation or bylaws, limited liability company agreement or other organizational documents of the Company or any of its Subsidiaries in any manner or (B) split, combine or reclassify the capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii)issued, sold, pledged, transferred or disposed of, or agreed to issue, sell, pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issued any shares of capital stock or equity interests of any class or issued or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (except this Agreement and the agreements contemplated hereby), or granted any stock appreciation or similar rights;

(iii)redeemed, purchased or otherwise acquired any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declared or paid any non‑cash dividend or made any other non‑cash distribution to any Person except the Company or one (1) or more of its Subsidiaries;

(iv)(A) granted to any employee of the Company or any of its Subsidiaries any material increase in compensation or benefits, except (1) for pay increases, promotions, and bonuses made in the ordinary course of business or (2) as may be required by applicable Law or by the terms of any Employee Benefit Plan; (B) materially modified or established any Employee Benefit Plan (or any arrangement that would constitute an Employee Benefit Plan, if adopted), except (1) to the extent required by Law or the terms of any Employee Benefit Plan or Contract or (2) as would not be material and would be in the ordinary course of business; (C) hired or terminated the employment of any employee in the position of vice president or above; or (D) implemented any employee layoffs in violation of the WARN Act;

(v)sold, leased, subleased, licensed, sublicensed transferred, pledged, encumbered or otherwise disposed of, or created or incurred any Lien (other than Permitted Liens incurred or non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice) on, any material property or material assets owned by the Company or any of its Subsidiaries, except for (A) the sale, lease, transfer or disposition of inventory or obsolete machinery or equipment in the ordinary course of business and (B) the expiration of Intellectual Property in accordance with its statutory terms;

(vi)materially amended or terminated (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Contract which but for such termination would have been required to be listed on the Contracts Schedule;

(vii)acquired any business or Person, by merger or consolidation, purchase of assets (or any substantial portion of assets) or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii)except in accordance with the capital budget of the Company and its Subsidiaries, committed or authorized any commitment to make any capital expenditures in excess of one million dollars ($1,000,000) in the aggregate, or failed to make material capital expenditures in accordance with such budget;

(ix)made any material change in any method of accounting or auditing practice, except changes required as a result of concurrent changes in GAAP or applicable Law;

(x)made any loans, advances or capital contributions to, or investments in, any other Person except (A) loans, advances or capital contributions by the Company or any of its Subsidiaries to any Subsidiary of the Company, (B) advances to any employee in connection with travel, entertainment or related business expenses or other customary out‑of‑pocket expenses in the ordinary course of business or (C) prepayments made in the ordinary course of business to certain suppliers of the Company and its Subsidiaries;

(xi)(A) made or changed any material Income Tax election, (B) changed any annual Income Tax accounting period, (C) adopted or changed any material method of Income Tax accounting, (D) filed any amended income Tax Return, (E) entered into any "closing agreement" with any taxing authority, (F) settled any material claim or assessment in respect of a material amount of Tax, or (G) consented to any extension or waiver of the limitations period applicable to any Income Tax claim or assessment;

(xii)settled or initiated any legal proceeding by or against the Company or any of its Subsidiaries;

(xiii)suffered or permitted any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Company or any of its Subsidiaries (whether or not covered by insurance);

(xiv)changed its working capital and/or cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits (in each case including the timing thereof);

(xv)been subject to any material labor disruption or claim of unfair labor practices (as defined in the National Labor Relations Act); or

(xvi)authorized or agreed to take any action described in this Section 4.07(b).

Title to Properties

.

(a)The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens.  Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b)The Leased Real Property Schedule contains a list of all real property leased by the Company and its Subsidiaries (the "Leased Real Property").  The Company has delivered to the Purchaser a true and complete copy of the underlying lease (and all modifications, amendments, and supplements thereto) with respect to each parcel of Leased Real Property (each, a "Lease").  Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases:  (i)  either the Company or one (1) of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it (subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting the rights of the parties thereto generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)); (ii) neither the Company nor any of its Subsidiaries is in material default thereunder nor, to the Company's knowledge, are there any existing material defaults by the lessor thereof; and (iii)  no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Company or its Subsidiaries (as applicable) or, to the Company's knowledge, any other party thereto.

(c)Except as set forth on the Owned Real Property Schedule, neither the Company nor any of its Subsidiaries owns any real property.  With respect to each parcel of real property listed on the Owned Real Property Schedule:

(i)either the Company or a Subsidiary of the Company owns good and marketable title to such parcel of real property, free and clear of all Liens, other than (A)  encumbrances and exceptions set forth on the Owned Real Property Schedule, and (B) Permitted Liens;

(ii)there are no leases, subleases, licenses, concessions or other Contracts granting to any party or parties the right of use or occupancy of any portion of such parcel of real property other than those constituting Permitted Liens; and

(iii)there are no outstanding options or rights of first refusal to purchase such parcel of real property, any portion thereof or interest therein.

(d)All of the buildings, fixtures, structures and improvements situated on the Leased Real Property and real property owned by the Company or any of its Subsidiaries are in all material respects in good condition and repair and free from material defects, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(e)There is no pending or, to the Company's knowledge, threatened material condemnation or eminent domain proceeding, special assessment, rezoning or moratorium affecting the Leased Real Property or the owned real property.

(f)The current use and operation of the Leased Real Property and the owned real property does not violate, in any material respect, any Law, covenant, condition, restriction, easement, license, permit or Contract.

(g)Neither the Company nor any Subsidiary has any claims, Liability or obligations for brokerage commissions, finders' fees or similar fees, commissions or compensations in connection with the Leased Real Property or owned real property.

Tax Matters

.  Except as set forth on the Taxes Schedule:  (a) the Company and its Subsidiaries have timely filed all material Tax Returns which are required to be filed by them, and all such Tax Returns were correct and complete in all material respects, (b) all material Taxes due and owing by the Company and its Subsidiaries have been fully paid or properly accrued, except to the extent of the reserve established by the Company and its Subsidiaries for uncertain Tax positions set forth on their books in accordance with GAAP and to be set forth on the Closing Balance Sheet; (c) all material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing or payable to any employee, independent contractor, creditor, shareholder or other Person (including, without limitation, payroll tax withholding and withholding under Code §§ 1441, 1442, 1445 and 1446 or similar provisions of any foreign, state, provincial or local law) have been timely withheld, fully paid to the applicable taxing authority of a Governmental Body or properly accrued, and timely reported; (d) no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (e) neither the Company nor any of its Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect; (f) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any material Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes); (g) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries); (h) neither the Company nor any of its Subsidiaries is a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate (but excluding any agreement, Contract, arrangement or plan entered into or negotiated by the Purchaser, the Merger Sub or any of their respective Affiliates), in the payment of any "excess parachute payment" within the meaning of Code § 280G (or any corresponding provision of state, local or foreign income Tax Law); (i) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (A) change in method of accounting for a taxable period ending on or prior to the date hereof, (B) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the date hereof, (C) intercompany transaction described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law), (D) installment sale or open transaction disposition made on or prior to the date hereof or (E) prepaid amount received on or prior to the date hereof; (j) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361; (k) neither the Company nor any of its Subsidiaries is or has been a party to any "listed transaction," as defined in Code §6707A(c)(2) and Reg. §1.6011‑4(b)(2); (l) no portion of the indebtedness of the Company or any of its Subsidiaries constitutes an "applicable high yield discount obligation" as that term is defined in Code § 163(i); (m) there are no Liens relating to Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens; (n) there are no pending audits or examinations of Taxes or Tax Returns of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has received written notice from a Tax authority of a Governmental Body; (o) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time in which to file a Tax Return; (p) no written claim has been received by the Company or any of its Subsidiaries from a Tax authority in a jurisdiction in which the Company or the applicable Subsidiary does not file a Tax Return for a type of Tax asserting that the Company or Subsidiary may be subject to such type of Tax in such jurisdiction, other than claims that have been resolved, and the Company has not had a permanent establishment or otherwise become resident for Tax purposes in a country other than the country of its formation or incorporation; (q) neither the Company nor any of its Subsidiaries has any assets that may constitute unclaimed property under applicable law, other than property previously reported on unclaimed property reports, the Company and each of its Subsidiaries has complied in all material respects with all applicable unclaimed property laws; (r) the Company has made available to the Purchaser all private letter rulings, closing agreements and gain recognition agreements obtained by or entered by the Company and/or any of its Subsidiaries and true and complete copies of each Tax Return for Income Taxes filed by the Company or any of its Subsidiaries; (s) the Company has not been a "United States real property holding corporation" as defined in Code § 897(c)(2) in the last five years; (t) neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of Code § 999; and (u) no Company Subsidiary that is a "controlled foreign corporation" within the meaning of Code § 957(a) that is organized outside of the United States has generated any "subpart F income" within the meaning of Code § 956 during its taxable year that includes the date hereof or holds any "United States property" within the meaning of Code § 956 or Treasury Regulations thereunder.

Contracts and Commitments

.

(a)Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to any:  (i) collective bargaining agreement; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 4.13 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) Contract for the employment of any individual on a full‑time or consulting basis providing for base compensation in excess of two hundred fifty thousand dollars ($250,000) per annum; (v) Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds five hundred thousand dollars ($500,000); (viii) lease or agreement under which it is lessor of or permits any third‑party to hold or operate any property, real or personal, for which the annual rental exceeds five hundred thousand dollars ($500,000); (ix) other than purchase orders entered into in the ordinary course of business, any Contracts with any supplier required to be listed on the Customers and Suppliers Schedule; (x) other than purchase orders entered into in the ordinary course of business, any Contracts with any customer required to be listed on the Customers and Suppliers Schedule; (xi)  material Contracts pursuant to which the Company or any of its Subsidiaries grants to a third‑party, or a third‑party grants to the Company or any of its Subsidiaries, a license to any material Intellectual Property, in each case involving consideration in excess of fifty thousand dollars ($50,000) per annum, other than (A) Contracts for the license of commercially available, off‑the‑shelf software with annual license fees not in excess of fifty thousand dollars ($50,000) per annum and (B) Contracts for the non‑exclusive license of Intellectual Property in the ordinary course of business; (xii) Contracts relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business; (xiii) any Contract with any distributor involving or reasonably expected to involve an annual commitment, on a going-forward basis, of more than one million dollars ($1,000,000) and any other Contract involving or reasonably expected to involve an annual commitment, on a going-forward basis, by any party thereto (other than distributors), of more than five hundred thousand dollars ($500,000); (xiv) any Contract relating to Indebtedness; (xv) any joint venture, strategic alliance, revenue sharing, partnership or similar Contract; (xvi) any contract with any director, officer, manager or Senior Strategic Manager of the Company, any of its Subsidiaries, Ontario Teachers' Pension Plan Board, the Representative or, to the Company's knowledge, any other Related Party; (xvii) any confidentiality, secrecy or non-disclosure contract (other than any such Contract entered into in the ordinary course of business or any such Contract providing for employment or equity-based arrangements); (xviii) any Contract (A) pursuant to which any other party is granted exclusive rights or "most favored party" rights of any type or scope with respect to any products or services; (B) containing any non-competition covenants or other restrictions that expressly limit the freedom of the Company or any of its Subsidiaries, or in each case, any of their respective successors or assigns or their respective Affiliates to engage or participate, or compete with any other Person, in any line of business, market or geographic area; or (C) containing any "take or pay," minimum commitments or similar provisions; (xix) any Contract obligating the Company or any of its Subsidiaries to provide rebates or similar obligations; (xx) any material agency, dealer, distributor, reseller, sales representative, marketing or other similar Contract providing for commissions; (xxi) any Contracts with any customer or distributor pursuant to which the Company or any of its Subsidiaries provides any warranty not provided in the ordinary course of business; (xxii) any Contract providing for the indemnification of any third-party Person by the Company or any of its Subsidiaries (other than indemnification under customer, distributor or supplier agreements capped at annual revenues (or less) and entered into in the ordinary course of business); or (xxiii) any Contract involving interest rate or foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise.

(b)Each of the Contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.  Except as set forth on the Contracts Schedule, neither the Company nor any Subsidiary of the Company (as applicable) is in material default under any Contract listed on the Contracts Schedule, and, to the knowledge of the Company, the other party to each of the Contracts listed on the Contracts Schedule is not in material default thereunder.  Except as set forth on the Contracts Schedule, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the knowledge of the Company, any other party under any Contract listed on the Contracts Schedule.  Neither the Company nor any of its Subsidiaries has made a binding waiver of any rights under any of the Contracts listed on the Contracts Schedule.  No party to any Contract listed on the Contracts Schedule has exercised any termination rights with respect thereto, and no party has given notice of any material dispute with respect to any Contract listed on the Contracts Schedule.  The Company has made available to the Purchaser true and correct copies of each Contract listed on the Contracts Schedule.

Intellectual Property

.

(a)All registered trademarks and applications to register trademarks, patents and patent applications and registered copyrights and applications to register copyrights owned by, and Internet domain names registered to, the Company or any of its Subsidiaries are set forth on the Intellectual Property Schedule (collectively, the "Company Intellectual Property").  Except as set forth on the Intellectual Property Schedule: (i) the Company and each of its Subsidiaries owns all of the Company Intellectual Property indicated on the Intellectual Property Schedule as being owned by such entity, free and clear of all Liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries has received any written claims within the twelve (12) months prior to the date hereof alleging that the Company or any of its Subsidiaries has infringed or misappropriated the Intellectual Property of any other Person; (iii)  neither the Company nor any of its Subsidiaries is currently infringing or misappropriating the material Intellectual Property of any other Person; (iv) to the Company's knowledge, there is not currently any infringement or misappropriation by any other Person of any material Company Intellectual Property; (v) all required filings and fees related to the Company Intellectual Property have been timely submitted with and paid to the relevant Governmental Bodies and authorized registrars; and (vi) the Company and each of its Subsidiaries owns or has a valid license or other right to use all Intellectual Property that is used in the operation of its business or in any products or services of the Company or any of its Subsidiaries.

(b)Except as set forth on the Intellectual Property Schedule, the Company and its Subsidiaries have taken all necessary steps and precautions, in all material respects, (i) to maintain its rights to the Company Intellectual Property and any licensed Intellectual Property used in the operation of their business, and (ii) to protect the secrecy, confidentiality and value of their trade secrets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.  The Company's and its Subsidiaries' trade secrets are not part of the public knowledge or literature, and have not been used by a third party, divulged (other than pursuant to a confidentiality agreement) or misappropriated either for the benefit of any Person (other than the Company and its Subsidiaries) or to the detriment of the Company or its Subsidiaries.

(c)Except as set forth on the Intellectual Property Schedule, the Company and its Subsidiaries have obtained valid and effective work made for hire Contracts and assignments from all current and former employees and independent contractors of all rights of such Persons in any the Company Intellectual Property developed by such Persons.

Litigation

.  Except as set forth on the Litigation Schedule, there are no actions, suits, complaints, claims, demands, petitions, mediations, arbitrations, other proceedings or, to the Company's knowledge, investigations, pending or, to the Company's knowledge, threatened by or against the Company or any of its Subsidiaries, at law or in equity, or any of the Company's or its Subsidiaries' properties or assets, or before or by any Governmental Body as of the date hereof.  Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, injunction or decree of any Governmental Body as of the date hereof.  The Company is fully insured (subject to customary retentions) with respect to each of the ongoing matters set forth (or required to be set forth) on the Litigation Schedule.

Employee Benefit Plans

.

(a)The Employee Benefits Schedule lists each material Employee Benefit Plan.  With respect to each Employee Benefit Plan, the Company has made available to the Purchaser true and complete copies of, to the extent applicable to such Employee Benefit Plan (or to the extent no such copy exists, a written description of all material terms):  (i) the current plan document; (ii) the three (3) most recent Forms 5500 and Forms 8955-SSA required to have been filed and all schedules thereto; (iii) the most recent IRS determination or opinion letter; (iv) the current summary plan descriptions and summaries of material modifications to the extent required under ERISA; (v) the most recent and currently in effect funding agreements, service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements (if any and to the extent such agreements are in the possession of the Company); (vi) the three (3) most recent plan years' nondiscrimination testing; and (vii) all material correspondence to or from a Governmental Body in the past three (3) years.

(b)Except as disclosed in the Employee Benefits Schedule:

(i)Each Employee Benefit Plan has been operated and administered in compliance in all material respects with its terms and with all applicable Laws, including ERISA and the Code and the Affordable Care Act; and, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, all contributions and premiums required to have been paid by the Company and its Subsidiaries to any Employee Benefit Plan under the terms of any such Employee Benefit Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law have been paid within the time prescribed by any such Employee Benefit Plan, arrangement or applicable Law.  There is no action, claim, investigation, suit or other proceeding pending or threatened in writing or, to the Company's knowledge, threatened verbally against, or arising out of, any Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims and appeals for benefits) and no facts or circumstances exist that would reasonably be expected to give rise to any such action, claim, investigation, suit, or other proceeding.

(ii)Each Employee Benefit Plan intended to be qualified under Code Section 401(a) has received a favorable determination letter, where applicable, from the Internal Revenue Service as to its qualification under the Code or is the subject of a favorable Internal Revenue Service opinion letter issued to a prototype or volume submitter plan sponsor; and, to the Company's knowledge, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification or tax-exempt status.

(iii)No Employee Benefit Plan is (1) a Multiemployer Plan, (2) subject to the funding standards of Code Section 412 or Section 302 or Title IV of ERISA, or (3) a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.  Neither the Company nor any of its Subsidiaries has any Liability (including on account of an ERISA Affiliate) under Title IV of ERISA for which the Company or any Subsidiary of the Company would be liable.

(iv)No current or former employee, officer, director or independent contractor of the Company or any Subsidiary of the Company (or any dependent thereof) is or will become entitled to receive post-employment life insurance or medical benefits under any Employee Benefit Plan by reason of service to the Company or its Subsidiaries, other than coverage mandated by Code Section 4890B, Part 6 of Subtitle B of Title I of ERISA or other similar applicable Laws.  None of the Company or its Subsidiaries has incurred (whether or not assessed) or is subject to any material Tax or penalty under Code Section 4980H or with respect to the reporting requirements of the Affordable Care Act under Code Section 6055 and Code Section 6056.

(v)Except as set forth on the Employee Benefits Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event or events, (1) entitle any employee, officer, director or independent contractor of the Company or its Subsidiaries to any material severance pay, unemployment compensation or any other compensation; (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual, under any Employee Benefit Plan; or (3) require any contributions or payments to fund any obligations under any Employee Benefit Plan.

(vi)Neither the Company nor its Subsidiaries has (1) any withdrawal liability with respect to a complete or partial withdrawal from any Multiemployer Plan or (2) any Liability under Section 4204 of ERISA.

(vii)Each Employee Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Treasury Regulation Section 1.409A-1 has been and is in compliance in all material respects with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder such that no material Taxes or interest shall be due and owing after the Closing in respect of such Employee Benefit Plan failing to be in such compliance.  There is no Contract, Employee Benefit Plan or other arrangement to which the Company or its

Subsidiaries is a party, or obligated, which requires the Company or any of its Subsidiaries to pay a Tax gross-up, indemnification payment or reimbursement for Taxes under Code Section 409A or Code Section 4999.

Insurance

.  The Insurance Schedule sets forth each insurance policy maintained by (or that provide coverage to) the Company and its Subsidiaries as of the date hereof or on any of their properties, assets, products, business or personnel (the "Insurance Policies").  Each such policy is in full force and effect and all premiums due thereon have been timely paid and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion.  No Insurance Policy will be affected in any material respect by the consummation of the transactions contemplated by this Agreement.  There is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any such Insurance Policies.  There is no material claim pending under any Insurance Policy as to which coverage has been denied or disputed by the applicable insurer.  None of the Company or any of its Subsidiaries has any material self-insurance programs.  The Company has provided to the Purchaser true, correct and complete copies of all Insurance Policies.

Environmental Matters

.  Except as set forth on the Environmental Matters Schedule:

(a)The Company and its Subsidiaries are, and for the past four (4) years have been, in material compliance with all Environmental Laws.

(b)Neither the Company nor any of its Subsidiaries have during the past four (4) years (or prior to such time to the extent unresolved) received any written notice, report, order, directive or information request regarding any actual or alleged material violation of or material liability or material investigatory, corrective or remedial obligation under Environmental Laws.

(c)Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance, in each case except in material compliance with Environmental Laws and in a manner and in such concentrations that would not give rise to any current or future material investigative, corrective, remedial or other liabilities under Environmental Laws.

(d)Neither the Company nor any of its Subsidiaries is subject to any current or, to the Company's knowledge, threatened, claim, order, directive, complaint or investigation regarding any material remedial obligation or material liability of the Company or its Subsidiaries under Environmental Laws.

(e)The Company and its Subsidiaries hold and are in material compliance with all material permits, licenses and authorizations required under Environmental Laws (the "Environmental Permits") for their current operations at and occupancy of the real property listed on the Leased Real Property Schedule or the Owned Real Property Schedule, which Environmental

Permits are in full force and effect and for which any necessary renewal applications have been timely filed.

(f)Neither the Company nor any of its Subsidiaries has assumed, become subject (whether by agreement or operation of law), or provided an indemnity with respect to any material liability of any other Person arising under Environmental Laws.

(g)The Company and its Subsidiaries have furnished to the Purchaser copies of all compliance audits, site assessment reports and other documents, in each case, materially bearing on their compliance with and Liabilities arising under Environmental Laws and, to the extent in their possession, custody or reasonable control.

(h)Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties pursuant to the Connecticut Transfer Act, CGS 22a-134 et seq. and the rules and regulations promulgated thereunder.

Affiliated Transactions

.

(a)Other than (x) this Agreement and (y) ordinary course Contracts incident to employment by or service to the Company or any of its Subsidiaries of any Person, except as set forth on the Affiliated Transactions Schedule, (A) no director, officer, manager or Senior Strategic Manager of the Company, any of its Subsidiaries, or Ontario Teachers' Pension Plan Board and, to the Company's knowledge, no other Related Party (i) directly or (including with respect to Ontario Teachers' Pension Plan Board, to the Company's knowledge) indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by the Company or any of its Subsidiaries other than independent licenses to Intellectual Property owned by a third party, or (ii) licenses, or licensed in the past three (3) years, any Intellectual Property either to or from the Company or any of its Subsidiaries, (B) no director, officer, manager or Senior Strategic Manager of the Company, any of its Subsidiaries, Ontario Teachers' Pension Plan Board, the Representative or, to the Company's knowledge, any other Related Party (i) is a party to any Contract with, has provided services to or has received services from the Company or any of its Subsidiaries in the past three (3) years (including any monitoring, management or similar agreement) or (ii) is indebted to or, in the past three (3) years, has borrowed money from or lent money to, the Company or any Subsidiary, and (C) all Contracts between the Company or any of its Subsidiaries', on the one hand, and any Related Party, on the other hand, are on an arms' length terms.

(b)Other than (x) this Agreement and (y) ordinary course Contracts incident to employment by or service to the Company or any of its Subsidiaries of any Person, all of the Contracts set forth (or required to be set forth) on the Affiliated Transactions Schedule, and all amounts owed to any Related Party, shall be completed, satisfied or terminated prior to the Closing, in each case at the Company's sole expense, and without any Liability to the Surviving Corporation or any of its Subsidiaries (or Purchaser or any of its Affiliates) on or after the Closing.

Brokerage

.  Except as set forth on the Brokerage Schedule, there are no claims or Liabilities for brokerage commissions, finders' fees or similar fee, commission or compensation in connection with the this Agreement, the Company Documents or transactions contemplated hereby or thereby based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

Permits; Compliance with Laws

.

(a)Except as set forth on the Permits Schedule, each of the Company and its Subsidiaries holds and is, and for the past three (3) years has been, in compliance, in all material respects, with all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted.  All such Permits are valid and in full force and effect, and, to the Company's knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to, and the consummation of the transactions contemplated hereby will not, result in the expiration, revocation, suspension, lapse, limitation or other impairment of any such Permit.  Neither the Company nor any of its Subsidiaries has received notice in the past three (3) years of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted.  No such material Permit is held in the name of any employee, officer, director, equity holder, or agent on behalf of the Company or any of its Subsidiaries.

(b)Except as set forth on the Compliance with Laws Schedule: (i) the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets as currently or then, as the case may be, operated; and (ii) neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written notice of any action or proceeding against it alleging any material failure to comply with any applicable Law.

International Trade Compliance

.  Except as set forth on the International Trade Compliance Schedule, the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance, in all material respects, with the Export Administration Regulations, the International Traffic in Arms Regulations, the statutes, regulations, and Executive Orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, the Foreign Corrupt Practices Act, and the U.S. import laws administered by U.S. Customs and Border Protection (each, a "Custom and International Trade Law").  Without limiting the foregoing, neither the Company nor any Subsidiary has submitted any disclosures or received any notice that it is subject to any civil or criminal investigation, audit or other inquiry involving or otherwise relating to any alleged or actual violation of any Custom and International Trade Law.

Employees

.

(a)The Employees Schedule sets forth a true, correct and complete list of all officers, directors and employees of the Company and its Subsidiaries (the "Employees") earning annual compensation from the Company or its Subsidiaries in excess of $150,000, listing each such individual's name (except names shall not be provided for Canadian Employees), position, location, employer, annual remuneration, status as exempt/non-exempt from overtime requirements, bonus for the current fiscal year and the most recently completed fiscal year and whether any such employee is on an employer-sponsored, non-immigrant visa and if so, the type and expiration date, and each such employee's current status (as to leave or disability status and full time or part time, and temporary or permanent status).  The employee census located as document 13.6 in the "Project Water" data room maintained by Intralinks on behalf of the Company was true, correct and complete in all material respects as of May 14, 2019, and the employee census located as document 13.8 in the "Project Water" data room maintained by Intralinks on behalf of the Company was true, correct and complete in all material respects as of June 1, 2019.  In the ninety (90) days prior to Closing, neither the Company nor any of its Subsidiaries has taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of WARN or similar legislation in other jurisdictions in which the Company or any of its Subsidiaries operate or issued any notification of a plant closing or mass layoff required by WARN.

(b)Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization.  Except as set forth on the Employees Schedule:  (i) to the Company's knowledge, there are and within the past three (3) years have been no union organizing activities or certification applications involving employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Company's knowledge, threatened strikes, work stoppages, walkouts, lockouts or similar material labor disputes, and no such disputes have occurred within the past three (3) years; and (iii) neither the Company nor any of the Subsidiaries has committed a material unfair labor practice in the past three (3) years, and there are no pending or, to the Company's knowledge, threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries.  To the Company's knowledge, no trade union has applied to have the Company or any of its Subsidiaries declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.

(c)There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance/workers' compensation legislation in respect of the Company or any of its Subsidiaries and neither the Company nor or any of its Subsidiaries has been reassessed in any material respect under such legislation during the past three (3) years.

(d)The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, workers' compensation, terms and conditions of employment, worker safety, worker classification, wages and hours, civil rights, discrimination, affirmative action, plant closing and mass layoff, family and medical leave, immigration and the payment of social security and other taxes.  Without limiting the generality of the previous sentence, during the preceding three (3) years, except as would not result in a material liability to the Company or its Subsidiaries:  (i) each individual who renders or has rendered services to the Company and its Subsidiaries who is or has been classified as having the status of a leased employee, independent contractor, or other non-employee status for any purpose (including for purposes of taxation and Tax reporting) has been properly so characterized, and (ii) each employee of the Company and its Subsidiaries who is or has been classified as exempt from the overtime provisions of applicable wage and hour Laws has been properly so characterized.  Except as would not result in a material liability to the Company or its Subsidiaries, the Company and its Subsidiaries are not delinquent in making any or liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).  There are no pending claims against the Company or any Subsidiary under any workers compensation plan or policy or for long term disability that would not be covered by the workers compensation or long term disability plan or policy (subject to applicable deductibles and liability limitations).  There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and its Subsidiaries and any of their respective employees or former employees, which controversies would reasonably be expected to result in a material action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.  In the past three (3) years, the Company and its Subsidiaries have not, nor have any of their respective representatives or employees, committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or its Subsidiaries, and there is no charge or complaint against the Company or its Subsidiaries by the National Labor Relations Board or any comparable Governmental Body pending or to the knowledge of the Company, threatened.

(e)To the Company's knowledge, no Employee is in material violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or its Subsidiaries or to the use of trade secrets or proprietary information of others.  Except as set forth on the Employees Schedule, no officer or senior-management level employee has given written or, to the Company's knowledge, verbal notice to the Company or its Subsidiaries of his or her intent, nor to the knowledge of the Company, does any such officer or employee intend, to terminate his or her employment with the Company or its Subsidiaries within twelve (12) months of the Closing.  Neither the Company nor any Subsidiary has any contractual obligation with any of its employees in the United States to provide any particular period of notice prior to terminating the employment of any Employee or provide a severance payment following termination of employment, except as set forth on the Employees Schedule.

(f)Except as set forth on the Employees Schedule, there are no outstanding loans to any Employee or former director, employee or worker made or arranged by the Company or any Subsidiary.

Customers and Suppliers

.  The Customers and Suppliers Schedule sets forth (a) a list of the top ten (10) customers of the Company and its Subsidiaries on a consolidated basis by volume of sales to such customers, and (b) a list of the top ten (10) suppliers of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers, for each of the fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018.  Neither the Company nor any of its Subsidiaries has received any written or, to the Company's knowledge, oral indication from any of the customers listed on the Customers and Suppliers Schedule to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price or other material terms with respect to, buying products from the Company or any of its Subsidiaries.  Except as set forth on the Customers and Suppliers Schedule, neither the Company nor any of its Subsidiaries has received any written or, to the Company's knowledge, oral indication from any of the suppliers listed on the Customers and Suppliers Schedule to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price or other material terms with respect to, supplying products or services to the Company or any of its Subsidiaries.

Data Privacy

.  For the past three (3) years: (a) all PII of the Company and each of its Subsidiaries has been collected and processed by or on behalf of the Company or its Subsidiaries in compliance in all material respects with applicable Laws and all PII Statements (including U.S. and Canadian federal, state and provincial Laws relating to privacy or data security and the General Data Protection Regulation (Regulation (EU) 2016/679) and its implementations in the EU Member States); (b) the Company and each of its Subsidiaries has disclosed all PII Processing activities in PII Statements that materially comply with all applicable Laws; and (c) the Company and each of its Subsidiaries has protected such PII with adequate and reasonable security measures consistent with commercially reasonable practices and materially consistent with applicable Law.  The Company and each of its Subsidiaries have the right to use and disclose all of the information in its customer database, including all PII contained therein, as the Company and its Subsidiaries use and disclose such PII in the ordinary course of business.  Except as would not be material to the Company, the Company and each of its Subsidiaries has secured all necessary authorization and consent relating to PII as necessary to consummate the transactions contemplated by this Agreement.  No lawsuits are pending or, to knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging that Company or any of its Subsidiaries (or anyone acting on behalf of the Company and or its Subsidiaries) has violated or has otherwise not complied with any applicable Laws or PII Statements with respect to any PII.

Bank Accounts; Powers of Attorney

.  The Bank Accounts Schedule forth (a) the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains a savings, checking, or other account of any nature, certificate of deposit, lock box or safe deposit box, and separately each other lock box or other account to which any payments due to the Company or any of its Subsidiaries are routed or required or requested to be made, (b) the names of all persons that are authorized as signatories to act or to deal in connection therewith, and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been furnished to the Purchaser to the extent in the possession or control of the Company or its Subsidiaries.

Product Warranty

.  Each product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, other than to the extent of the reserve for product warranty claims set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries.  The Product Warranty Schedule sets forth the standard terms and conditions of sale or lease for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions), copies of which have been furnished to the Purchaser.  No product manufactured, sold, leased, or delivered by the Company or any of its

Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease as set forth in the Product Warranty Schedule.

Transfer Taxes

.  To the Company's knowledge, there are no Taxes to which Section 9.03 applies other than Taxes, if any, described on the Transfer Tax Schedule.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser and the Merger Sub represent and warrant to the Stockholders, the Optionholders, the Company and the Representative that the statements in this Article V are true and correct as of the date hereof.

Organization and Corporate Power

.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the "Purchaser Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Merger Sub is a corporation duly organized, validly existing, and in good standing and active status under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Merger Sub in connection with the transactions contemplated by this Agreement (the "Merger Sub Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Merger Sub is a wholly‑owned direct Subsidiary of the Purchaser.

Authorization

.  The execution, delivery and performance of this Agreement and each of the Purchaser Documents or the Merger Sub Documents (as applicable) by the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been, and each of the Purchaser Documents or the Merger Sub Documents (as applicable) will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser and the Merger Sub (as applicable), and assuming that each of this Agreement, the Purchaser Documents and the Merger Sub Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents or the Merger Sub Documents (as applicable) when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.

No Violation

.  Neither the Purchaser nor the Merger Sub is subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser's or the Merger Sub's execution, delivery or performance of this Agreement and the Purchaser Documents or the Merger Sub Documents (as applicable).

Governmental Bodies; Consents

.  Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and assuming the accuracy of the representations and warranties of the Company contained in this Agreement, neither the Purchaser nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Litigation

.  There are no actions, suits or proceedings pending or, to the Purchaser's or Merger Sub's knowledge, overtly threatened against or affecting the Purchaser or the Merger Sub at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser's or the Merger Sub's performance under this Agreement or the consummation of the transactions contemplated hereby.

Brokerage

.  Except for Barclays Capital, Inc. and Morgan Stanley & Co. LLC, there are no Liabilities for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub.

Investment Representation

.  The Purchaser is acquiring the Company Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

Financing

.  The Purchaser and the Merger Sub have sufficient immediately available cash funds to satisfy payment of the Merger Consideration and the payment by the Purchaser and the Merger Sub of all fees, costs, expenses and other amounts payable by the Purchaser and the Merger Sub hereunder or in connection with the transactions contemplated hereby, including to pay the Closing Cash Proceeds and all fees and expenses of the Purchaser related to the transactions contemplated by this Agreement and the Purchaser Documents, and to satisfy all other payment obligations of the Purchaser contemplated herein and therein.

Solvency

.  Immediately after giving effect to the transactions contemplated by this Agreement, and assuming (a) the accuracy of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Material Adverse Change qualification contained herein), (b) any estimates, projections or forecasts prepared by or on behalf of the Company that have been provided to the Purchaser have been prepared in good faith based upon assumptions that were and continue to be reasonable, and (c) the Company is solvent immediately prior to the Effective Time, then as of immediately following the Closing, the Surviving Corporation and each of its Subsidiaries will (i) be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred by the Purchaser in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

Transfer Taxes

.  To the Purchaser's or Merger Sub's knowledge, there are no Taxes to which Section 9.03 applies other than Taxes, if any, described on the Transfer Tax Schedule.

Article VI
COVENANTS OF THE PURCHASER

Access to Books and Records

.  From and after the Closing, the Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide, the Representative and its agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the accounting and Tax books and records (including work papers upon execution and delivery of customary accountant access letter(s)) of the Surviving Corporation and its Subsidiaries with respect to periods or occurrences prior to the date hereof for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose as may be reasonably required by Purchaser; provided, however, that nothing in this Section  6.01 shall require the Purchaser, the Surviving Corporation or any of its Subsidiaries to provide such access to the Representative and its agents connection with any disputes arising under this Agreement.  Unless otherwise consented to in writing by the Representative, none of the Purchaser, the Surviving Corporation or any of its Subsidiaries shall, for a period of seven (7) years following the date hereof, destroy, alter or otherwise dispose of any of the material accounting or Tax books and records of the Company and its Subsidiaries for any period prior to the date hereof without first offering to surrender to the Representative such books and records or any portion thereof which the Purchaser, the Surviving Corporation or any of their respective Subsidiaries may intend to destroy, alter or dispose of.

Director, Manager and Officer Liability and Indemnification

.

(a)Simultaneously with the Closing, the Purchaser shall, or shall cause the Surviving Corporation to, purchase from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors', managers' and officers' liability insurance a prepaid insurance policy (i.e., "tail coverage") which provide "side A, B and C directors and officers" insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Company or any of its Subsidiaries at or prior to the Effective Time with a policy limit of at least ten million dollars ($10,000,000) on terms no less favorable (including in with respect to scope) as the policy or policy(ies) maintained by the Company or any of its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the "D&O Tail Policies").  The parties expressly acknowledge and agree that one-half (but only one-half) of the premium of the D&O Tail Policies shall be treated as Transaction Expenses for all purposes hereunder.

(b)For a period of six (6) years after the Closing, the Purchaser shall cause the Surviving Corporation and each of its Subsidiaries (i) to maintain provisions in its Governing Documents concerning the exculpation or indemnification of the Company's and its Subsidiaries' former and current officers, directors, managers or similar functionaries that are no less favorable to those Persons than the provisions in the Governing Documents of the Company and its Subsidiaries as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law, it being the intent of the parties hereto that the indemnitees and exculpees to whom this Section 6.02 applies shall continue to be entitled to such exculpation and indemnification provisions (including with respect to advancement of expenses).  The Purchaser agrees and acknowledges that this Section 6.02 shall be binding on the Purchaser's successors and assigns.

(c)If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 6.02.

(d)Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing) is made against any individual who is an indemnitee or exculpee to whom this Section 6.02 applies, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)The obligations under this Section 6.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 6.02 applies without the consent of such affected indemnitee or exculpee.  The provisions of this Section 6.02 are intended for the benefit of, and will be enforceable by (as express third‑party beneficiaries), each such indemnitee or exculpee and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by Contract or otherwise.

Termination of Confidentiality Agreement

.  The Confidentiality Agreement, dated as of January 10, 2019, by and between the Purchaser and the Company (the "Confidentiality Agreement"), shall, without further action of any party, terminate and be of no further force or effect as of the Closing.

Payments to Optionholders and Other Individuals

.  In order to ensure compliance with applicable Tax requirements, any payments that are compensatory in nature for Income Tax purposes and are made hereunder to any Optionholder, Participant or other individual (including, for the avoidance of doubt, disbursements of any portion of the Optionholders' Merger Consideration, or Total Bonus Pool, but subject to Section 2.04) shall be made through the payroll processing system of the Surviving Corporation or any of its Subsidiaries.

Access and Investigation; Non‑Reliance

.  Each of the Purchaser, the Merger Sub and their respective representatives (a) have had access to and the opportunity to review all of the documents in the "Project Water" data room maintained by Intralinks on behalf of the Company, and (b) have been afforded access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto.  The Purchaser and the Merger Sub and each of their respective Non‑Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser and the Merger Sub and each of their respective Non‑Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company expressly and specifically set forth in Article IV (together with any representations and warranties expressly and specifically made by the Stockholders in their respective Letters of Transmittal), as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Stockholders and Optionholders, the Representative or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or the Merger Sub or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser, the Merger Sub or any of their respective Non-Recourse Parties in certain "data room" or presentations, including "management presentations").  In connection with the transactions contemplated hereby, each of the Purchaser and Merger Sub has been represented by, and adequately consulted with, legal counsel of their choice and each of the Purchaser, the Merger Sub and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Purchaser and the Merger Sub have knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 6.05 and Section 7.01.

Article VII
ADDITIONAL AGREEMENTS AND COVENANTS

Acknowledgement by the Purchaser

.  The representations and warranties of the Company expressly and specifically set forth in Article IV (together with any representations and warranties expressly and specifically made by the Stockholders in their respective Letters of Transmittal), as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Stockholders and Optionholders, the

Representative or any of their respective Non‑Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or the Merger Sub or any of their respective Non‑Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser, the Merger Sub or any of their respective Non‑Recourse Parties in certain "data rooms" or presentations including "management presentations") and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Stockholders and Optionholders, the Representative and each of their respective Non‑Recourse Parties and (i) each of the Purchaser and its Non‑Recourse Parties has and will only rely on the representations and warranties of the Company expressly and specifically set forth in Article IV and the representations and warranties expressly and specifically made by the Stockholders in their respective Letters of Transmittal, (ii) each of the Purchaser and its Non‑Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied on any other representations, warranties or statements (including by omission on any basis or theory whatsoever (including in contract, tort or equity, on public policy grounds, under any Law (including under securities Laws, RICO or otherwise)), and (iii) none of the Purchaser or the Merger Sub or any of their respective Non‑Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission).  The Purchaser and the Merger Sub are otherwise acquiring the Company, its Subsidiaries, its joint ventures and their respective businesses on an "AS IS, WHERE IS" basis.  Without in any way limiting the generality of the foregoing, the Purchaser and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Purchaser and the Merger Sub are familiar with such uncertainties, that the Purchaser, the Merger Sub and their Non‑Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser, the Merger Sub and their respective Non‑Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information).  Under no circumstances shall any of the representations and warranties of the Company made herein be imputed to, or deemed to have been made by, any other Person (including, for the avoidance of doubt, the Representative or any Stockholder).

Further Assurances

.  From time to time following the Closing, as and when requested in writing by any party hereto and at such requesting party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

Employees and Employee Benefits

.

(a)Salary and Wages.  The Purchaser will cause the Company and its Subsidiaries to continue the employment effective immediately after the Closing of all employees of the Company and its Subsidiaries, including each such employee on medical, disability, family or other leave of absence as of the date hereof.  All such employees of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries immediately following the Closing are referred to as "Retained Employees".  The Purchaser will cause the Company and its Subsidiaries to provide each such Retained Employee who remains employed with at least the same base wages, annual base salary and annual rate of cash bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee on the date hereof for a period of at least one (1) year following the date hereof; provided, however, that nothing in this Section 7.03(a) shall obligate the Purchaser or the Company or any of its Subsidiaries to continue the employment of any such Retained Employee for any specific period.

(b)Employee Benefits.  For a period of at least one (1) year following the date hereof, the Purchaser shall provide, or shall cause the Company and its Subsidiaries to provide, each Retained Employee with benefits (other than any equity-based compensation) that are substantially similar in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing; provided, however, that for the avoidance of doubt, the Purchaser may provide better benefits in the aggregate than the benefits provided to such Retained Employees immediately prior to the Closing.

(c)Severance.  Without limiting the foregoing provisions of this Section 7.03, the Purchaser shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay severance benefits to Retained Employees whose employment with the Surviving Corporation or any of its Subsidiaries is involuntarily terminated other than for cause within twelve (12) months following the date hereof in amounts no less favorable than the amount of severance benefits to which such persons would have been entitled under the terms of the applicable Employee Benefit Plan as in effect as of the date hereof.

(d)Employee Service Credit.  The Purchaser (i) shall give, or cause the Company and its Subsidiaries to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee's service with the Company and its Affiliates prior to the Closing, to the same extent recognized by the Company or its Subsidiaries or any predecessor thereof as of the date hereof, (ii) shall allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long‑term disability insurance and long‑term care insurance) without regard to preexisting‑condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Employee Benefit Plans immediately prior to the Closing, and (iii) if any welfare benefit plan or Canadian Welfare Plan is terminated prior to the end of the plan year that includes the date hereof, the Purchaser shall credit the Retained Employee with any expenses that were covered by such welfare benefit plan(s) or Canadian Welfare Plan(s)

for purposes of determining deductibles, co‑pays and other applicable limits under any similar replacement plans.

(e)Vacation Pay and Personal Holidays.  The Purchaser shall cause the Company and its Subsidiaries to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the date hereof (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts.

(f)No Third‑Party Beneficiaries.  The provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third‑party beneficiary of this Section 7.03.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Benefit Plan or any other "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, the Purchaser, the Surviving Corporation and their respective Subsidiaries or any of their respective Affiliates; (ii) alter or limit the ability of the Purchaser, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Purchaser, the Surviving Corporation or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee.

Post-Closing Bonus Amounts

.  The Surviving Corporation shall, or shall cause one or more of its Subsidiaries to, pay to each Participant any additional amount due (if any) pursuant to the Incentive Bonus Plan in excess of the portion of the Closing Bonus Pool paid to such individual at Closing (such additional amount, in the aggregate across all Participants, the "Post-Closing Bonus Pool") and, in each such case, any portion of the Post-Closing Bonus Pool owed to such Participant, if any, shall be taken into account in determining the Merger Consideration payable to the Stockholders and the Optionholders following the Closing and such portion of the Post-Closing Bonus Pool shall be paid to each Participant pursuant to Section 6.04 at such time or times as distributions are made to the Stockholders and Optionholders.  Prior to the payment of any of the Post-Closing Bonus Pool, the Representative shall deliver to the Purchaser and the Surviving Corporation a schedule setting forth the amount owed to each eligible Participant and the Surviving Corporation shall pay to each Participant the amount set forth on such schedule pursuant to this Section 7.04.

Article VIII
NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS AND WARRANTIES

Survival

.  None of the representations or warranties in Article IV or Article V shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing other than (i) the Purchaser or any additional insureds under the R&W Insurance Policy against the insurers thereunder in accordance with the terms thereof or (ii) to the extent expressly permitted by the last sentence of Section 8.02.  All of the covenants in this Agreement which are to be performed at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed.

Exclusive Remedy; Exceptions

.  From and after the Closing, the Purchaser's and its Non-Recourse Parties' sole and exclusive remedy against the Representative, the Stockholders, the Optionholders and each of their respective Non‑Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO) or otherwise, shall be solely and exclusively for breach of any agreement or covenant to the extent provided in Section 8.01, the provisions of the Escrow Agreement or the terms and conditions of each Stockholder's Letter of Transmittal or, if applicable, Support Agreement.  In furtherance of the foregoing, the Purchaser and the Merger Sub each hereby waives and releases to the fullest extent permitted under applicable Law, each Stockholder, each Optionholder, the Representative and each of their respective Non‑Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against any Stockholder, any Optionholder, the Representative or any of their respective Non‑Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any Law or otherwise and including any rights to rescission of the transactions contemplated hereby, other than claims for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 8.01, the provisions of the Escrow Agreement or the terms and conditions of each Stockholder's Letter of Transmittal or, if applicable, Support Agreement.  The limits imposed on the Purchaser's and its Non-Recourse Parties' remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 8.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Stockholders and Optionholders hereunder.  None of the Purchaser or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of Contract, tort or pursuant to any other theory of liability.  Notwithstanding the foregoing, nothing in Section 8.01 or this Section 8.02 shall limit a party's right to (i) seek specific performance of the other parties' obligations under any covenant herein surviving, and requiring performance at or after, the Closing in accordance with Section 10.17 or (ii) bring a claim for Fraud.

Article IX
TAX MATTERS

Preparation and Filing of Tax Returns; Payment of Taxes

.

(a)Subject to Section 9.01(b), the Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns with respect to the Company (or the Surviving Corporation) or any Subsidiary thereof that are due after the date of Closing and that have not been filed.  The Purchaser shall make, or cause to be made, all payments required with respect to any such Tax Returns.

(b)Any Tax Return to be prepared and filed after the date hereof for taxable periods beginning before the date hereof shall be prepared on a basis consistent with the past practice of the Company and its Subsidiaries in filing their Tax Returns unless Purchaser (A) obtains the prior written consent of the Representative, not to be unreasonably withheld, conditioned or delayed or (B) after consultation with the Representative, Purchaser obtains a written opinion of a nationally recognized law firm or accounting firm that it is more likely than not that following past practice would not comply with applicable tax law, or (C) Purchaser indemnifies and holds harmless the Representative and Class A Stockholders against any adverse financial effects of such action.

Allocation of Certain Taxes

.  In the case of any Straddle Period of the Company, (i) property, ad valorem, and similar Taxes of the Company and its Subsidiaries charged on a periodic basis allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period; and (ii) Taxes other than Taxes described in the foregoing clause (i) of the Company and its Subsidiaries allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the date hereof.

Transfer Taxes

.  At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes (but for the avoidance of doubt, not Income Taxes) applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be paid by the Purchaser, except that any such Taxes imposed by a jurisdiction of which a Stockholder or Optionholder is resident shall be borne by such Stockholder or Optionholder if such Taxes would not be payable if the Stockholder or Optionholder were not a resident of such jurisdiction.  The Purchaser shall prepare any Tax Returns with respect to Taxes for which it is liable pursuant to this Section 9.03, and the Representative shall cooperate with the Purchaser in the preparation of such Tax Returns.

Cooperation on Tax Matters

.

(a)The Purchaser, on the one hand, and the Representative, on the other hand, and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one (1) party could reasonably require the assistance of the other party in obtaining any necessary information.  Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding.  Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Surviving Corporation, the Company or any Subsidiary, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the requested party may possess.

(b)The Purchaser shall control all Tax Proceedings with respect to the Surviving Corporation, the Company or any Subsidiary.

Sections 336 and 338 of the Code

.  No party to this Agreement shall make an election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement.

No Intermediary Transaction Tax Shelter

.  The Purchaser shall not take any action or cause any action to be taken with respect to the Surviving Corporation subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the "Intermediary Transaction Tax Shelter" described in Internal Revenue Service Notice 2001‑16, 2001-1 C.B. 730 as clarified by Notice 2008‑111, 2008-2 C.B. 1299.

Accounting Firm

.  Any dispute as to Taxes shall be resolved by a nationally recognized accounting firm selected by the parties (or if the Purchaser and Representative cannot agree, designated by the Valuation Firm, in which case the firm shall be a firm that does not regularly provide assistance to any Person with a material financial interest in the outcome and which is consented to in writing by the Purchaser and Representative (such consent not to be unreasonably withheld, conditioned or delayed)) (the "Accounting Firm") in accordance with the guidelines set forth in Exhibit D, mutatis mutandis, and the past practices of the Company shall be the Accounting Firm's standard for resolution of any such dispute wherever applicable.

Article X
MISCELLANEOUS

Press Releases and Communications

.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Purchaser and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Representative shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective ultimate beneficiaries and prospective beneficiaries.

Expenses

.  Except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of this Agreement, the Company Documents and the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby (a) by the Company, the Stockholders or the Optionholders shall be paid by the Stockholders and Optionholders or, prior to the Closing, by the Company, or (b) by the Purchaser or the Merger Sub shall be paid by the Purchaser.  Without limiting the generality of the foregoing, the Purchaser shall pay any and all expenses relating to the R&W Insurance and to any surveys, title insurance and environmental due diligence.  For the avoidance of doubt, the expenses for which the Company is responsible pursuant to this Section 10.02 are and shall be Transaction Expenses to the extent not paid prior to the Closing.

Notices

.  Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser, the Merger Sub or the Surviving Corporation:

Advanced Drainage Systems, Inc. 4640 Trueman Boulevard Hilliard, Ohio 43026 Attention: D. Scott Barbour, President and Chief Executive Officer Facsimile:(614) 658-0052 Email:scott.barbour@ads-pipe.com with a copy to:

Squire Patton Boggs (US) LLP
41 South High Street, Suite 2000
Columbus, Ohio 43215
Attention:Matthew S. Bailey and
Matthew C. Palmer
Facsimile:(614) 365-2499
Email:matthew.bailey@squirepb.com
matthew.palmer@squirepb.com

Notices to the Representative:

c/o Ontario Teachers' Pension Plan Board

5650 Yonge Street

Toronto, ON M2M 4H5
Attention: Russell Hammond,

                        Robin Shah and
Legal Department
Facsimile:(416) 730-3771
Email:Russell_Hammond@otpp.com,

                        Robin_Shah@otpp.com and
legal@otpp.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois  60654
Attention:Jeremy S. Liss, P.C. and
Matthew S. Arenson, P.C.
Facsimile:(312) 862‑2200
Email:jeremy.liss@kirkland.com and matthew.arenson@kirkland.com

Assignment

.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Company without the prior written consent of the other party; provided, that each of the Purchaser, the Merger Sub and the Surviving Corporation may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements.

Severability

.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Construction

.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  In addition, matters reflected in the Disclosure Schedules as exceptions to a particular representation or warranty are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third‑party of any matter whatsoever (including any violation of Law or breach of Contract).

Amendment and Waiver

.  Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Complete Agreement

.  This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.  In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.

Third‑Party Beneficiaries

.  The Stockholders and the Optionholders are third‑party beneficiaries of this Agreement and may suffer losses for any breach of this Agreement by the Purchaser (or, after the Closing, the Surviving Corporation or the Merger Sub).  The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Representative for the benefit of, the Stockholders and Optionholders, and the Representative shall have the exclusive right, but not the obligation, to enforce any obligations of the Purchaser, Merger Sub, or the Surviving Corporation under this Agreement for the benefit of the Stockholders and Optionholders.  Section 6.02 shall be enforceable by each indemnitee or exculpee to whom Section 6.02 applies, and his or her heirs and representatives.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, the Stockholders, the Optionholders, and, for purposes of Section 6.02, each indemnitee or exculpee to whom Section 6.02 applies, and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Counterparts

.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two (2) or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or the applicable signed agreement, instrument or amendment, or any amendments hereto or thereto, shall re execute the original form of this Agreement and deliver such form to all other parties hereto or thereto.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party's intent or the effectiveness of such signature.

Governing Law; Jurisdiction; WAIVER OF JURY TRIAL

.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, to the exclusion of other courts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS‑CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Representative

.

(a)Effective upon and by virtue of the Stockholder Approval, and without any further act of any of the equityholders of the Company, the Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney in fact (coupled with an interest) for all of the equityholders of the Company for all purposes under this Agreement including the full power and authority on such equityholders' behalf:  (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, the adjustment of Closing Cash Proceeds contemplated by Section 3.03), (iii) to receive and disburse to, or cause to be received or disbursed to, any equityholder of the Company any funds received on behalf of such equityholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise; provided, however, that in each such case, any amounts owed to any Participant, if any, shall be taken into consideration in determining the Merger Consideration payable to the equityholders of the Company and paid to the Participants pursuant to Section 6.04 and Section 7.04 in connection therewith, (iv) to withhold any amounts received on behalf of any equityholder of the Company pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy any and all obligations or liabilities of any equityholder of the Company or the Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations in connection with the adjustment of Closing Cash Proceeds contemplated by Section 3.03), (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any equityholder of the Company), (vi) to receive and disburse to, or cause to be received or disbursed to, any individual pursuant to any incentive compensation agreement providing for a transaction bonus, in effect as of the Closing and (vii)  to take all other actions to be taken by or on behalf of any equityholder of the Company in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith.  Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each equityholder of the Company.  All decisions and actions by the Representative shall be binding upon each equityholder of the Company, and no such equityholder shall have the right to object, dissent, protest or otherwise contest the same.  The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b)Effective upon and by virtue of the Stockholder Approval, and without any further act of any of the equityholders of the Company, the Representative and its Non‑Recourse Parties shall be indemnified, held harmless and reimbursed by each Class A Stockholder severally (based on each Class A Stockholder's Pro Rata Percentage), and not jointly, against all costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid or incurred by the Representative and its Non‑Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations in connection with the adjustment of Closing Cash Proceeds contemplated by Section 3.03).  Any and all amounts paid or incurred by the Representative and its Non‑Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement are on behalf of the equityholders of the Company (and, not for the avoidance, on behalf of the Representative in any other capacity, as a Stockholder or otherwise).

(c)Neither the Representative nor any of its Non‑Recourse Parties shall incur any liability to any equityholder of the Company by virtue of the failure or refusal of the Representative or any of its Non‑Recourse Parties for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder.  The Representative and its Non‑Recourse Parties shall have no liability in respect of any action, claim or proceeding brought against any such Person by any equityholder of the Company, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.

(d)If the Representative pays or causes to be paid any amounts in connection with any obligation or liability of an equityholder of the Company in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the adjustment of Closing Cash Proceeds contemplated by Section 3.03), any such payments and the reasonable expenses of the Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, from the Representative Holdback Amount (and, if not so reimbursed from the Representative Holdback Amount, the Representative shall be indemnified, held harmless and reimbursed by each Class A Stockholder severally (based on each Class A Stockholder's Pro Rata Percentage), and not jointly, for such amount(s)).  The Representative may, in its sole and absolute discretion, distribute, or cause to be distributed, any or all of the funds received or held by it on behalf of the equityholders of the Company (including, for the avoidance of doubt, any portion of the Merger Consideration) to one (1) or more of such equityholders at any time after the date hereof, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each such equityholder.  Upon full reimbursement of all expenses, costs, obligations or liabilities incurred by the Representative in the performance of its duties hereunder, the Representative shall distribute, or cause to be distributed, all remaining funds held by it on behalf of the equityholders of the Company to such equityholders.

(e)Notwithstanding anything to the contrary set forth herein, the Representative and its Affiliates shall not be liable for any loss to any equityholder of the Company for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Purchaser or the Merger Sub or the Surviving Corporation.

(f)All references to the "Representative" herein mean such Person in its capacity as representative of the equityholders of the Company and not, for the avoidance of doubt, in any other capacity, as a Stockholder or otherwise.

(g)Except as may have been expressly and specifically agreed to in writing by an equityholder of the Company, on the one hand, and Kirkland & Ellis LLP ("K&E LLP"), on the other hand, and except for the Representative, Ontario Teachers' Pension Plan Board and their respective Affiliates (i) K&E LLP has not and is not representing, and shall not be deemed to have represented any equityholder of the Company in connection with the transactions contemplated hereby, and (ii) K&E LLP has not and is not providing any advice or counsel (including legal advice or counsel), and shall not be deemed to have provided counsel or advice, to any equityholder of the Company in connection with the transactions contemplated hereby.  Each equityholder of the Company agrees that K&E LLP may represent the Representative, Ontario Teachers' Pension Plan Board, and their respective Affiliates in any matter related to the transactions contemplated hereby including matters which maybe adverse to such equityholders and, in furtherance thereof, each such equityholder consents to, and waives, without limitation, restriction or condition of any kind, any actual or potential conflict or other actual or potential objection with respect to K&E LLP's representation of the Representative, Ontario Teachers' Pension Plan Board, and their respective Affiliates in any matter related to the transactions contemplated hereby.

(h)The Purchaser shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement and, subject to receipt of notification of the appointment of a new Representative (with the provisions of this Section 10.13 applying equally to such new Representative), shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Stockholders or the Optionholders by the Representative, and on any other action taken or purported to be taken on behalf of any Stockholder or Optionholder by the Representative, as being fully binding upon such Person.  Notices or communications to or from the Representative shall constitute notice to or from each Stockholder or Optionholder.  Any decision or action by the Representative hereunder, including any agreement between the Representative and the Purchaser relating to the defense, payment or settlement of any claims under this Agreement, shall constitute a decision or action of all Stockholders and Optionholders and shall be final, binding and conclusive upon each such Person.  No Stockholder or Optionholder shall have the right to object to, dissent from, protest or otherwise contest the same.

Legal Representation

.  Following consummation of the transactions contemplated hereby, the Company and its Subsidiaries' current and former legal counsel (including K&E LLP) (each, "Company Counsel") may serve as counsel to each and any of the Representative, the Stockholders, the Optionholders and their respective Non‑Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including the Representative, Ontario Teachers' Pension Plan Board and their respective Affiliates), and each of the parties hereto (on behalf of itself and each of its Non‑Recourse Parties) consents thereto and waives any conflict of interest arising therefrom.  The decision to represent any of the Representative, the Stockholders, the Optionholders and their respective Non‑Recourse Parties shall be solely that of any such Company Counsel.  Any attorney‑client privilege, work product protection or expectation of confidentiality arising out of or as a result of any Company Counsel's representing of the Company or any of its Subsidiaries in any matter relating in any way to Ontario Teachers' Pension Plan Board's and its Affiliates' pre-Closing ownership of or investment in the Company or in connection with the transactions contemplated by this Agreement (collectively, the "Privileges") shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Company Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, "Privileged Materials") shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Representative.  For the avoidance of doubt, as to any Privileged Materials, the Purchaser, the Merger Sub and the Company (including, after the Closing, the Surviving Corporation), together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non‑Recourse Parties after the Closing, and the Representative, Ontario Teachers' Pension Plan Board and their respective Affiliates shall have the right to assert any of the Privileges against the Company (including, after the Closing, the Surviving Corporation) and its Subsidiaries.

The Company (including, after the Closing, the Surviving Corporation) further agrees that, on its own behalf and on behalf of its Subsidiaries, any Company Counsel's retention by the Surviving Corporation or any of its Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing.  The Surviving Corporation shall cause each of its future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 10.13 and take any and all other steps necessary to effect the agreements in this Section 10.13.

Sources of Recovery; Non-Recourse Parties

.  The Purchaser hereby acknowledges and agrees that, except as expressly provided in Section 3.03(e) or the last sentence of Section 8.02, and remedies pursuant to the express terms and conditions of the Escrow Agreement, the Letters of Transmittal and Support Agreements, none of the Stockholders, the Optionholders, the Representative nor any of their respective Non-Recourse Parties, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, the foregoing being the sole and exclusive remedies for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, or otherwise.

Deliveries to the Purchaser

.  The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online "data room" established by Intralinks for "Project Water" on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser, the Merger Sub or their representatives for all purposes hereunder.

Conflict Between Transaction Documents

.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Specific Performance

.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith.  Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.  The parties shall not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and shall not assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  No party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.17 will be required to provide any bond or other security in connection therewith.

Relationship of the Parties

.  Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in Section 10.12, in any manner create any principal‑agent, fiduciary or other special relationship between the parties hereto.  No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

Prevailing Party

.  Other than with respect to disputes arising pursuant to Section 3.03, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.  The Representative shall be entitled to satisfy any obligations owed pursuant to this Section 10.19 from the Representative Holdback Amount.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Company:
Infiltrator Water Technologies Ultimate Holdings, Inc.

By: /s/ Roy E. Moore, Jr.
Name: Roy E. Moore, Jr.
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

The Purchaser:
Advanced Drainage Systems, Inc.

By: /s/ D. Scott Barbour
Name: D. Scott Barbour
Title: President and Chief Executive Officer

The Merger Sub:
Ocean Sub, Inc.

By: /s/ D. Scott Barbour
Name: D. Scott Barbour
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

The Representative: (solely in its capacity as the Representative)
2461461 Ontario Limited

By: /s/ Russell Hammond
Name: Russell Hammond
Title: Authorized Signatory

Signature Page to Agreement and Plan of Merger